                           SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

   Check the appropriate box:
   [ ]  Preliminary Information Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
   [X]  Definitive Information Statement

                            MICROTOUCH SYSTEMS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   Payment of Filing Fee (Check the appropriate box):
   [_]  No fee required.
   [_]  Fee computed on table below per Exchange Act Rules 14c-5(g)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

   [_]  Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
          1)  Amount previously paid: $34,638.70
          2)  Form, Schedule or Registration Statement No.: File No. 005-43751
          3) Filing party: Equinox Acquisition, Inc. and Minnesota Mining and Manufacturing Company
          4)  Date Filed: November 17, 2000

[MICROTOUCH LOGO]

                                                                January 11, 2001

Dear Stockholder:

   You are cordially invited to attend a special meeting of the stockholders of MicroTouch Systems, Inc. ("MicroTouch" or the "Company") to be held at 10:00 a.m., local time, on Friday, February 2, 2001, at the offices of Minnesota Mining and Manufacturing Company ("3M"), 3M Center, Building 220, St. Paul, Minnesota 55144.

   The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2000 (the "Merger Agreement"), among 3M, the Company, and Equinox Acquisition, Inc., a wholly-owned subsidiary of 3M (the "Purchaser"), pursuant to which the Purchaser will be merged into the Company and the Company will thereby become a wholly-owned subsidiary of 3M (the "Merger"). Under the Merger Agreement, each stockholder of the Company (other than 3M, the Company, or stockholders who perfect their dissenters' rights under Massachusetts law) will become entitled to receive $21.00 in cash, without interest, for each outstanding share of common stock, including the associated preferred stock purchase rights (together with the common stock, the "Shares"), of the Company owned by such stockholder immediately prior to the effective time of the Merger.

   The Merger is the second step of a two-step transaction in which 3M, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by the Purchaser (the "Offer") for all of the outstanding Shares, also at a price of $21.00 per share, net to the seller in cash. The initial offering period of the Offer expired at 12:00 midnight, New York City time, on January 3, 2001, and the subsequent offering period of the Offer expired at 12:00 midnight, New York City time, on January 10, 2001. The Purchaser purchased an aggregate of 7,490,730 Shares in the Offer, representing approximately 97.5% of the issued and outstanding Shares as of January 10, 2001. The Purchaser has indicated its intention to vote these shares in favor of the adoption of the Merger Agreement. Such shares represent a sufficient number of shares to approve the Merger without the vote of any other stockholders of the Company. Accordingly, the stockholder vote to adopt the Merger Agreement is assured. The Company currently anticipates that the Merger will be effected on February 2, 2001, or as promptly as practicable thereafter. In light of the foregoing, the Company has determined not to solicit proxies from its stockholders.

   Your Board of Directors, by the unanimous vote of all directors, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved the Merger Agreement, the Offer and the Merger. The Board of Directors unanimously recommends that the stockholders of the Company vote to adopt the Merger Agreement. In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in this Information Statement, including the opinion of Broadview International LLC, the Company's financial advisor in connection with the Offer and the Merger, which was given to the Board of Directors of the Company as of November 13, 2000, and which stated that the consideration to be received by the stockholders in the Offer and the Merger was fair to such stockholders from a financial point of view.

   Please read the attached Information Statement carefully. We are not asking you for a proxy and you are requested not to send us a proxy. You are entitled to vote at the special meeting, and we hope you will be able to attend. However, the Purchaser has the right to vote a sufficient number of shares to adopt the Merger Agreement without the affirmative vote of any other stockholders of the Company.

                                          Sincerely,


                                          D. Westervelt Davis
                                          Chief Executive Officer and
                                           President

   Please do not send any certificates for your stock at this time. You will receive instructions regarding the surrender of your stock certificates and receipt of payment for your shares after the Merger is effective.

   This Information Statement is dated January 11, 2001 and is first being mailed to the Company's stockholders on or about January 12, 2001.

                            MICROTOUCH SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To be Held February 2, 2001

To the Stockholders of MicroTouch Systems, Inc.

   NOTICE IS HEREBY GIVEN that a special meeting of MicroTouch Systems, Inc., a Massachusetts corporation ("MicroTouch" or the "Company"), will be held on Friday, February 2, 2001, at the offices of Minnesota Mining and Manufacturing Company ("3M"), 3M Center, Building 220, St. Paul, Minnesota 55144, at 10:00 a.m. local time. The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2000 (the "Merger Agreement"), among 3M, the Company, and Equinox Acquisition, Inc., a wholly-owned subsidiary of 3M, pursuant to which the Purchaser will be merged into the Company and the Company will thereby become a wholly-owned subsidiary of 3M (the "Merger").

   The Board of Directors has fixed the close of business on January 8, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournments thereof. Under the Merger Agreement, each stockholder of the Company (other than 3M and its subsidiaries, the Company, and stockholders who perfect their dissenters' rights) will become entitled to receive $21.00 in cash, without interest, for each outstanding share of common stock, together with the associated preferred stock purchase rights, of the Company owned by such stockholder immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to, and is described in, the accompanying Information Statement.

   The Merger is the second step of a two-step transaction whereby 3M, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by the Purchaser (the "Offer") for all of the outstanding shares of the Company's common stock, including the associated preferred stock purchase rights (together with the common stock, the "Shares"), also at a price of $21.00 per share, net to the seller in cash. The initial offering period of the Offer expired at 12:00 midnight, New York City time, on January 3, 2001, and the subsequent offering period of the Offer expired at 12:00 midnight, New York City time, on January 10, 2001. The Purchaser purchased an aggregate of 7,490,730 Shares in the Offer, representing approximately 97.5% of the outstanding Shares as of January 10, 2001. As a result of the Offer, the Purchaser has the right to vote a sufficient number of the outstanding Shares at the special meeting to adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring adoption of the Merger Agreement. The Company currently anticipates that the Merger will be effected on February 2, 2001, or as promptly as practicable thereafter.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

   If the Merger Agreement is approved and the Merger becomes effective, any holder of Shares (i) who files with the Company, before the taking of the vote on the approval of the Merger Agreement, written objection to the proposed Merger stating that he or she intends to demand payment for his or her Shares if the Merger Agreement is approved, and (ii) whose Shares are not voted in favor of the Merger Agreement, has or may have the right to demand in writing from the Company, within 20 days after the date of mailing to him or her of notice in writing that the Merger has become effective, payment for his or her Shares and an appraisal of the value thereof. The Company and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of the Massachusetts Business Corporation Law (the "MBCL"). See "RIGHTS OF DISSENTING STOCKHOLDERS" in the accompanying Information Statement and the full text of Sections 85 to 98, inclusive, of the MBCL, which is attached as Appendix C to the accompanying Information Statement, for a description of the rights of dissenting stockholders and the procedure required to be followed to perfect such rights.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Diane Burak
                                          Clerk

January 11, 2001

                               TABLE OF CONTENTS

SUMMARY....................................................................   1

THE MERGER.................................................................   6

  BACKGROUND OF THE MERGER.................................................   6
  REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATION; FACTORS CONSIDERED...   8
  OPINION OF FINANCIAL ADVISOR.............................................   9
  POTENTIAL CONFLICTS OF INTEREST..........................................  15
  REGULATORY APPROVALS.....................................................  16
  ACCOUNTING TREATMENT OF THE MERGER.......................................  16

THE MERGER AGREEMENT.......................................................  17

THE SHAREHOLDERS AGREEMENT.................................................  27

THE STOCK OPTION AGREEMENT.................................................  29

THE SPECIAL MEETING OF STOCKHOLDERS........................................  31

  RECORD DATE AND QUORUM REQUIREMENT.......................................  31
  VOTING PROCEDURES........................................................  31
  EFFECTIVE TIME...........................................................  31

RIGHTS OF DISSENTING STOCKHOLDERS..........................................  32

FEDERAL INCOME TAX CONSEQUENCES............................................  34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  35

INFORMATION CONCERNING MICROTOUCH..........................................  36

INFORMATION CONCERNING 3M AND THE PURCHASER................................  36
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  36
AVAILABLE INFORMATION......................................................  37

OTHER MATTERS..............................................................  37
STOCKHOLDER PROPOSALS......................................................  37

APPENDICES:
  APPENDIX A--AGREEMENT AND PLAN OF MERGER................................. A-1
  APPENDIX B--OPINION OF BROADVIEW INTERNATIONAL LLC....................... B-1
  APPENDIX C--TEXT OF SECTIONS 85 TO 98 OF THE MASSACHUSETTS BUSINESS
   CORPORATION LAW......................................................... C-1

                                    SUMMARY

   This summary highlights what we believe is the most important information about the Merger. Nonetheless, to more fully understand the transaction, you should read this entire Information Statement, including the materials attached as appendices. The page references in parentheses direct you to a more detailed description of the topics presented in this summary.

                                 The Companies

MicroTouch Systems, Inc. (see page 36)

   MicroTouch Systems, Inc. (the "Company" or "MicroTouch") is a leading supplier of touch and pen sensitive input systems including touchscreens. The Company's principal products are its touch sensitive screens, which are based on the Company's two primary technologies--analog capacitive sensing (referred to as ClearTek(R)) and resistive membrane (known as TouchTek(TM)).

   The principal executive offices of MicroTouch, a Massachusetts corporation, are located at 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844, and its telephone number at these offices is (978) 659-9000.

Minnesota Mining and Manufacturing Company ("3M") and Equinox Acquisition, Inc. (the "Purchaser") (see page 36)

   3M is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, the company's original product. Coating and bonding is the process of applying one material to another, such as abrasive granules to paper or cloth (coated abrasives), adhesives to backing (pressure-sensitive tapes), ceramic coating to granular mineral (roofing granules), glass beads to plastic backing (reflective sheeting), and low-tack adhesives to paper (repositionable notes). The principal executive office of 3M, a Delaware corporation, is located at 3M Center, St. Paul, Minnesota 55144, and its telephone number (651) 773-1110.

   The Purchaser, a Massachusetts corporation that is a wholly-owned subsidiary of 3M, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal executive office and telephone number of the Purchaser is that of 3M.

                                   The Merger

Summary of the Transaction

   In the proposed Merger, the Purchaser will be merged into MicroTouch, and MicroTouch will thereby become a wholly-owned subsidiary of 3M. The proposed Merger will occur following adoption of the Merger Agreement by the MicroTouch stockholders and satisfaction or waiver of all other conditions to the Merger. The Merger Agreement is attached as Appendix A to this Information Statement. We encourage you to read it because it is the legal document that governs the Merger.

Background of the Transaction (see page 6)

   The Merger is the second step of a two-step transaction. The first step consisted of a tender offer by the Purchaser for all of MicroTouch's outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together with the common stock, the "Shares") for $21.00 net per share in cash (the "Offer"). The initial offering period of the Offer expired at 12:00 midnight, New York City time, on January 3, 2001, and the subsequent offering period of the Offer expired at 12:00 midnight, New York City time, on January 10, 2001. The Purchaser purchased an aggregate of 7,490,730 Shares in the Offer, representing approximately 97.5% of the outstanding Shares as of January 10, 2001. 3M has indicated its intention to vote these shares in favor of the adoption of the Merger Agreement.

Such Shares represent a sufficient number of Shares to approve the Merger without the vote of any other stockholders of the Company. Please see the Schedule TO and related documents filed by 3M with the Securities and Exchange Commission on November 17, 2000 for further details regarding the Offer. Stockholders whose Shares are purchased as part of the Merger will receive the same cash consideration per share as stockholders who tendered their Shares in the Offer.

Special Meeting of Stockholders; Vote Required to Adopt the Merger Agreement (see page 31)

   A special meeting of stockholders will be held on Friday, February 2, 2001, at the offices of 3M, 3M Center, Building 220, St. Paul, Minnesota 55144, at 10:00 a.m. local time. At the special meeting, stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

   Pursuant to the Massachusetts Business Corporation Law (the "MBCL"), the affirmative vote of a majority of the issued and outstanding Shares is required to adopt the Merger Agreement at the special meeting. Only holders of record of Shares at the close of business on January 8, 2001 (the "Record Date") are entitled to notice of and to vote at the special meeting. At such date there were 7,685,951 Shares issued and outstanding, each of which is entitled to one vote.

   As a result of the Offer, the Purchaser was the holder of record of 5,940,760 Shares on the Record Date, representing approximately 77.3% of the Shares issued and outstanding on the Record Date. The Purchaser will vote all of the Shares held by it in favor of adopting the Merger Agreement, which under the MBCL will be a sufficient number of Shares to adopt the Merger Agreement without the affirmative vote of any other stockholder. Stockholder approval of the Merger Agreement is therefore assured.

What the Holders of MicroTouch Common Stock will Receive in the Merger (see page 4)

   If the Merger is adopted, each Share will automatically convert as a result of the Merger into the right to receive $21.00, net to the stockholder in cash, without interest.

3M's and the Purchaser's Financial Resources To Make Payment for the Shares

   3M will provide the Purchaser with sufficient funds to acquire all Shares to be acquired in the Merger. 3M expects to obtain these funds from its available cash on hand. The Offer was not and the Merger is not conditioned upon any financing arrangements. Accordingly, 3M's financial condition is not relevant to your decision whether to adopt the Merger Agreement.

Appraisal Rights of Dissenting Stockholders (see page 32)

   MicroTouch stockholders who properly object to the Merger by following the procedures established by Massachusetts law will have appraisal rights in connection with the Merger.

Recommendation of the MicroTouch Board of Directors (see page 8)

   MicroTouch's Board of Directors has unanimously:

  . determined that the terms of the Offer, the Merger, and the Merger
    Agreement are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company,

  . approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and

  . recommended that the Company's stockholders accept the Offer, tender their Shares pursuant thereto, and approve and adopt the Merger Agreement.

   The position of MicroTouch's Board of Directors is also set forth in detail in the Solicitation/ Recommendation Statement on Schedule 14D-9 filed by MicroTouch with the Securities and Exchange Commission on November 20, 2000.

Fairness Opinion of Broadview International LLC (see page 9)

   In deciding to approve the Merger, the MicroTouch Board of Directors considered an opinion from Broadview International LLC, an investment banking firm and the Company's financial advisor in connection with the Offer and the Merger. On November 13, 2000, Broadview delivered its written opinion to the MicroTouch Board of Directors that the consideration to be received by the MicroTouch stockholders in the Offer and the Merger is fair from a financial point of view. The full text of this written opinion is attached as Appendix B to this Information Statement and is incorporated by reference in this Information Statement. We encourage you to read this opinion carefully in its entirety.

Exchange of Certificates

   Pursuant to the Merger Agreement, the Purchaser will deposit with EquiServe, L.P. $21.00 per share in cash, to be paid with respect to each Share outstanding immediately prior to the effective time of the Merger. As soon as reasonably practicable after the effective time of the Merger, EquiServe, L.P. will send to each stockholder of record immediately prior to the effective time of the Merger a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates for payment (the "Letter of Transmittal"). SHARE CERTIFICATES SHOULD NOT BE FORWARDED TO EQUISERVE, L.P. UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL. Upon the surrender of a share certificate, EquiServe, L.P. will issue each surrendering holder a check representing an amount equal to $21.00 per Share formerly represented by the share certificates surrendered to EquiServe, L.P.

                            MICROTOUCH SYSTEMS, INC.
                          300 Griffin Brook Park Drive
                          Methuen, Massachusetts 01844

                                 (978) 659-9000

                           ------------------------

                             INFORMATION STATEMENT

                           ------------------------

   This Information Statement is furnished in connection with a special meeting of the stockholders of MicroTouch Systems, Inc., a Massachusetts corporation (the "Company" or "MicroTouch"), to be held at the offices of Minnesota Mining and Manufacturing Company ("3M"), 3M Center, Building 220, St. Paul, Minnesota 55144, on Friday, February 2, 2001, at 10:00 a.m., local time, and any adjournments thereof. The close of business on January 8, 2001 is the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting.

   The special meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of November 13, 2000 (the "Merger Agreement"), which is attached to this Information Statement as Appendix A. Pursuant to the Merger Agreement, Equinox Acquisition, Inc. (the "Purchaser"), a Massachusetts corporation and a wholly-owned subsidiary of 3M, will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation").

   The Merger is the second step of a two-step transaction whereby 3M, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by the Purchaser (the "Offer") for all of the outstanding shares of the common stock of the Company, including the associated preferred stock purchase rights (together with the common stock, the "Shares"), at a price of $21.00 per share, net to the seller in cash (the "Offer Price"). The Purchaser commenced the Offer on November 17, 2000. The initial offering period of the Offer expired at 12:00 midnight, New York City time, on January 3, 2001, and the subsequent offering period of the Offer expired at 12:00 midnight, New York City time, on January 10, 2001. The Purchaser purchased an aggregate of 7,490,730 Shares in the Offer, or approximately 97.5% of the issued and outstanding Shares as of January 10, 2001. In the Merger, each Share (other than Shares held by 3M, the Purchaser, or the Company, which will be cancelled, and Shares held by stockholders who are entitled to, and who have perfected, their Dissenters' Rights (as defined below) will be converted automatically into the right to receive $21.00 in cash, payable to the holder thereof, without interest. See "THE MERGER." On November 8, 2000, the last full trading day prior to the meeting of the Company's Board of Directors to approve the Merger Agreement, the closing price per share of the Common Stock reported on NASDAQ was $13.4375. On January 10, 2001, the last practicable day prior to the mailing of this Information Statement, the closing price per share of the Common Stock reported on NASDAQ was $21.00.

   Under Massachusetts law and the Company's Articles of Organization, approval of the Merger Agreement at the special meeting requires the affirmative vote of the holders of a majority of the outstanding Shares. As a result of the Offer, the Purchaser was the holder of record of 5,940,760 Shares on the Record Date, representing approximately 77.3% of the Shares issued and outstanding on the Record Date. The Purchaser will vote all of the Shares held by it in favor of approving the Merger Agreement, which will be a sufficient number of Shares to approve the Merger Agreement without the affirmative vote of any other stockholder of the Company. Stockholder approval of the Merger Agreement is therefore assured.

   Your Board of Directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved the Merger Agreement, the Offer and the Merger. The Board of Directors unanimously recommends that the stockholders of the Company vote to adopt the Merger Agreement. In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in this Information Statement, including the opinion of Broadview International LLC ("Broadview"), the Company's financial advisor in connection with the Offer and the Merger, which was given to the Board of Directors of the Company as of November 13, 2000, and which stated that the consideration to be received by the stockholders in the Offer and the Merger was fair to such stockholders from a financial point of view. A copy of the opinion of Broadview is attached to this Information Statement as Appendix B. Stockholders should read and consider carefully the information contained in this Information Statement.

   This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

                                   THE MERGER

Background of the Merger

   The market for MicroTouch's products, touchscreens for computers, is characterized by rapidly evolving technology and short product lives with intense price competition. The Company competes against several larger companies including Tyco Incorporated, Samsung Display Devices, Matsushita Electric Industrial Co., Ltd. and Nissha Printing Company. Several of the Company's competitors have greater financial, technical, manufacturing, and marketing resources than the Company. The Company believes that these market conditions and other factors caused the Company to experience volatility in its financial results from quarter to quarter during the past two fiscal years. From time to time during 1999, the directors of the Company discussed the possibility of pursuing joint business arrangements with other touchscreen companies, including possible business combinations.

   As a result of the foregoing market conditions and other factors, in November 1999, the Company sought to retain a financial advisor to assist management and the Company's Board of Directors in the analysis of potential strategic opportunities. On January 20, 2000, the Board of Directors of the Company approved the retention of Broadview. Over the following ten months, Broadview conducted a review of the opportunities available to the Company and had discussions with approximately six different potential merger partners. These contacts included many of the world's leading computer peripheral companies. The contacts eventually resulted in three indications of interest.

   In particular, Broadview made contact with representatives from a third party in February 2000 to determine that party's possible interest in acquiring the Company. On March 10, 2000, representatives from the Company, the third party and Broadview met to discuss a possible combination of the touchscreen operations of the third party and the Company. In August 2000 the third party conducted due diligence, and Broadview and the third party commenced discussions with respect to a possible transaction between the parties.

   On September 8, 2000, the third party made a proposal for an acquisition of the Company and the Company's Board of Directors instructed Broadview to continue to negotiate specific terms for a potential transaction. This proposal was later rejected by the Company in light of its discussions with 3M, which had commenced shortly before the receipt of this proposal.

   On August 18, 2000, the Company understands that representatives of Broadview contacted Mr. Andrew Wong, Division Vice President of the Optical Systems Division at 3M, to discuss 3M's interest in pursuing an acquisition of MicroTouch. On August 30, 2000, representatives of 3M, including Mr. Wong, Mr. Terence Jones, Business Director--Electronic Display Lighting Division, and Mr. John Barkholtz, Business Development Manager, visited the Company at its headquarters in Methuen, Massachusetts. Also attending this meeting were representatives from the Company, including the Chief Executive Officer, Mr. D. Westervelt Davis; the Vice President--Engineering, Mr. Robert Becker; the Vice President--Research, Mr. Bernie Geaghan; and Mr. David Montanari, the Company's Director of Finance, and representatives from Broadview, including Mr. Tony Aquilina and Mr. Mickey Commar. The meeting lasted seven hours and covered the backgrounds of both 3M and MicroTouch regarding their operations in touchscreens. At the end of the meeting, both parties indicated an interest in further discussions and they agreed that MicroTouch would provide 3M with various documents in response to 3M's inquiries.

   On August 22, 2000 and August 29, 2000, representatives from 3M and the Company executed confidential disclosure agreements under which 3M could receive and evaluate confidential information relating to the financial condition and general business operations of the Company. These agreements did not govern the disclosure of confidential technical information.

   Starting on August 30, 2000 and continuing through September 14, 2000, additional documents were sent to 3M by MicroTouch, and 3M performed its preliminary due diligence review of MicroTouch. On Friday, September 15, 2000, two representatives from the Company, Mr. Davis and Mr. Geoffrey Clear, Vice

President--Finance & Administration, along with Mr. Aquilina from Broadview, traveled to 3M's headquarters in St. Paul, Minnesota to discuss further the possible combination of 3M and the Company's touchscreen operations. The three individuals from MicroTouch met with four individuals from 3M: Mr. Andrew Wong, Mr. John Barkholtz, Mr. Don Nielsen, Finance Manager, and Ms. Elisabeth Lemieux, Senior Analyst. Mr. Wong led the discussions for 3M and emphasized the cultural and strategic synergies between the two companies. Mr. Davis led the discussions for MicroTouch and emphasized certain aspects of the Company's operations and technological portfolio that had not been emphasized during the previous meeting in August. At the end of the day, 3M presented the Company's representatives with a draft letter including an offer of $18 per share for the Company's fully diluted shares.

   Over the weekend following the meeting in St. Paul, representatives of Broadview, MicroTouch and 3M held discussions centering on the valuation of MicroTouch. In addition, that weekend Mr. Davis advised the members of the MicroTouch Board of Directors by telephone of the ongoing discussions with 3M. Broadview proposed that 3M increase its offer from $18 per share to $21 per share, and include in its offer the additional value to be derived from potential tax benefits relating to tax loss carryforwards and MicroTouch's ownership of a building and land in Methuen, Massachusetts. 3M counter-offered with $21 per share, at which point MicroTouch agreed to take 3M's offer to its Board of Directors for discussion. On September 20, 2000, Broadview presented an analysis of this offer and the third party's offer to MicroTouch's Board. After discussing the analysis, the Board decided to direct MicroTouch's senior management team to continue negotiations with 3M.

   On September 27 and 28, 2000, representatives from the Company, 3M and financial advisors from both parties met at the offices of the Company's legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in Boston, Massachusetts, to discuss the Company's operations and to conduct a due diligence review. The parties also negotiated various aspects of the proposed business transaction. On September 27, 2000, the parties executed a second confidentiality agreement governing the receipt by either party of any confidential information of the other party, including confidential technical information. This agreement also contained non-solicitation covenants by both parties.

   The discussions in Boston led to the execution of an exclusivity agreement on October 6, 2000 pursuant to which, subject to certain exceptions, the Company agreed to refrain from negotiating a business combination with any party other than 3M until October 25, 2000. The term of this exclusivity agreement was subsequently extended through November 3, 2000.

   From October 2, 2000 through October 19, 2000, 3M's representatives and advisors met with various representatives and advisors of the Company to review the Company's business plans and operations. In addition, from October 2, 2000 through November 3, 2000, 3M and its advisors conducted legal, environmental, business and financial due diligence.

   On October 19 and 20, 2000, representatives of 3M and the Company and their respective legal and financial advisors met at 3M's offices in St. Paul, Minnesota to negotiate the Merger Agreement, an Option Agreement (as described under "The Stock Option Agreement," below) and a Shareholders Agreement (as described under "The Shareholders Agreement," below). These negotiations continued telephonically following the October 19 and 20 meetings in St. Paul.

   On November 9, 2000, the Company's Board of Directors approved the Offer, the Merger, the Merger Agreement, the Option Agreement, and the other transactions contemplated thereby.

   On November 13, 2000, 3M's Board of Directors approved the Offer, the Merger, the Merger Agreement, the Option Agreement, the Shareholders Agreement, and the other transactions contemplated thereby.

   On November 13, 2000, 3M, the Purchaser and the Company executed the Merger Agreement, 3M and the Company executed the Option Agreement, and 3M, the Purchaser and certain officers and directors of the Company executed the Shareholders Agreement.

   On November 13, 2000, 3M and the Company each issued joint press releases announcing the execution of the Merger Agreement and the related agreements.

   On November 17, 2000, in accordance with the Merger Agreement, 3M commenced the Offer. During the Offer, the Company had ongoing contacts with 3M and its employees and advisors.

   On December 26, 2000, 3M and the Purchaser announced that they had elected to provide a subsequent offering period in connection with the Offer, which would begin on the next business day following the expiration of the initial offering period and expire at midnight, New York City time, on the fifth business day following the expiration of the initial offering period.

   On January 3, 2001, the initial offering period of the Offer expired by its terms. The Purchaser purchased an aggregate of 7,490,730 Shares in the Offer, at a price of $21.00 per share. As a result, the Purchaser owns approximately 97.5% of the outstanding Shares as of January 10, 2001.

   Immediately following consummation of the Offer, the Purchaser exercised its right under the Merger Agreement to designate that number of directors (rounded down to the next whole number) of the Company's Board of Directors that would cause the percentage of the Company's directors designated by the Purchaser to equal the percentage of outstanding Shares held by the Purchaser. Accordingly, the following individuals resigned from the Company's Board of Directors: D. Westervelt Davis, Frank Manning and Edward J. Stewart, III. Effective January 4, 2001, three designees of the Purchaser, Peggy Kubicz Hall, Ronald A. Weber and Andrew H. Wong, were appointed to fill the vacancies on the Board. Until the consummation of the Merger, the Company will have two directors, James D. Logan and Peter Brumme, who were directors of the Company as of the date of the Merger Agreement. See "THE MERGER AGREEMENT--Board of Directors."

   References in this Information Statement to the Company's Board of Directors, relating to events taking place or conditions existing before the designation by the Purchaser of its representatives, are to the Board of Directors elected at the Company's last Annual Meeting of Stockholders, all of whom were unaffiliated with 3M and the Purchaser.

Reasons for the Board of Directors' Recommendation; Factors Considered

   In approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommending that all holders of Common Stock accept the Offer and tender their Shares pursuant to the Offer, approve the Merger and approve and adopt the Merger Agreement, the Board of Directors considered a number of factors including, but not limited to, the following:

   1. The historical market prices, price to earnings ratios and other multiples, recent trading activity and trading range of the Common Stock, including the fact that the price of $21.00 per share offered by the Purchaser for the Company's outstanding Common Stock in the Offer and the Merger (the "Offer Price") represents (i) a premium of approximately 56% over the $13.4375 closing price of the Common Stock on NASDAQ on November 8, 2000, the last full trading day prior to the Board's meeting to approve the Offer and the Merger and (ii) a premium of approximately 250% over the $6.00 closing price of the Common Stock on NASDAQ on October 6, 2000, the date in the last twelve months on which the Shares had their lowest closing price.

   2. The existence of complementary products and the perceived cultural and strategic fit among the Company, 3M, and other recently acquired divisions of 3M, including Dynapro and the Polaroid KE polarizer business. Management of the Company and the Board expect these factors will ease integration of the Company into 3M following the Merger.

   3. The ability of the Company to take advantage of 3M's well-regarded manufacturing capabilities and relationships with component manufacturers, depth of research and development, and resources.

   4. The fairness opinion of Broadview delivered at the meeting of the Board of Directors held on November 9, 2000. The full text of the written opinion dated as of November 13, 2000 of Broadview which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Information Statement as Appendix B and is incorporated herein by reference. Holders of Shares are urged to read such opinion carefully and in its entirety.

   5. The need to respond to changes in the touchscreen market, as described by management of the Company, that would make it more difficult for an independent company with fewer resources than its competitors to succeed, including the increasing expense of necessary capital equipment, risks of investing in new technologies, and the demands of sophisticated OEM customers.

   6. The fact that no other party had presented the Company with an acquisition proposal that would be more favorable to the Company and its shareholders than the Offer and the Merger.

   7. The fact that the Offer and the Merger provide for a cash tender offer for all shares of Common Stock, to be followed by the Merger for the same consideration, thereby enabling the Company's shareholders promptly to obtain the benefits of the transaction in the form of cash in exchange for their shares of Common Stock.

   8. The fact that 3M's and the Purchaser's obligations under the Offer and the Merger are not subject to any financing condition, and the financial strength of 3M.

   9. The terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, and the limited ability of 3M and the Purchaser to terminate the Offer or the Merger Agreement.

   10. The extensive arms-length negotiations between the Company and 3M that resulted in the $21.00 per share price.

   11. The ability of the Board under the Merger Agreement, in order to comply with its fiduciary duties, to furnish information and enter into any discussions and negotiations, in connection with an unsolicited acquisition proposal that, if received, could, with reasonable likelihood, result in a superior proposal and to withdraw its recommendation of the Merger in favor of a superior unsolicited acquisition proposal if one is received.

   12. The Merger Agreement permits the Board of Directors, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of a superior acquisition proposal, provided that, prior to such termination, the Company must have paid 3M a breakup fee of $9 million.

   13. The parties' agreement to accelerate the vesting of all options held by the Company's employees prior to the closing of the Offer, and to allow optionholders to receive the Net Gain (as defined under "The Merger Agreement-- Stock Options" below) in exchange for their options.

   14. The expressed intention of 3M to retain substantially all of the employees of the Company in their present or equivalent positions after the Merger.

   15. The availability of appraisal rights under Massachusetts law in connection with the Merger for shareholders who do not tender their shares in the Offer or vote in favor of the Merger. See "RIGHTS OF DISSENTING STOCKHOLDERS."

   The foregoing discussion of information and factors considered and given weight by the Board of Directors is not intended to be exhaustive, but is believed to include the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board of Directors may have given different weights to different factors.

   The Board of Directors believes that the Merger is in the best interests of the stockholders of the Company and recommends a vote "FOR" the approval and adoption of the Merger Agreement.

Opinion of Financial Advisor

   Pursuant to a letter agreement dated as of January 16, 2000, Broadview was engaged to act as financial advisor to the MicroTouch Board and to render an opinion to the MicroTouch Board regarding the fairness of the Offer Price, from a financial point of view, to MicroTouch stockholders. The MicroTouch Board selected Broadview to act as financial advisor based on Broadview's reputation and experience in the information technology, communication and media sectors and the peripheral and sub-system industry in particular. At the meeting of the MicroTouch Board on November 9, 2000, Broadview rendered its oral opinion that, as of November 9, 2000, based upon and subject to the various factors and assumptions, the Offer Price was fair, from a financial point of view, to MicroTouch stockholders. Broadview sent written confirmation on November 13, 2000, that as of such date, based upon and subject to the various factors and assumptions, the Offer Price was fair from a financial point of view, to MicroTouch stockholders.

   Broadview's opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Appendix B to this Information Statement. MicroTouch stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the MicroTouch Board and addresses only the fairness of the Offer Price from a financial point of view to the holders of shares of MicroTouch common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the Merger and does not constitute a recommendation to any holder of MicroTouch common stock as to whether or not to tender their shares to 3M, or to vote to adopt the Merger Agreement. The summary of the Broadview opinion set forth in this Information Statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

   In connection with rendering its opinion, Broadview, among other things:

  -- reviewed the terms of the Merger Agreement;

  -- reviewed certain publicly available financial statements and other information of MicroTouch, respectively;

  -- reviewed certain internal financial and operating information (including certain preliminary financial results and projections) for MicroTouch prepared for and provided to Broadview by MicroTouch management;

  -- participated in discussions with MicroTouch management concerning the operations, business strategy, then current financial performance and prospects for MicroTouch;

  -- discussed with MicroTouch management its view of the strategic rationale for the Merger;

  -- reviewed the reported closing prices and trading activity for MicroTouch
     Common Stock;

  -- compared certain aspects of the financial performance of MicroTouch with public companies Broadview deemed comparable;

  -- analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the Merger;

  -- participated in negotiations and discussions related to the Merger with MicroTouch, 3M and their respective financial and legal advisors; and

  -- conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

   In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the Merger Agreement, that was publicly available or furnished to Broadview by MicroTouch. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of MicroTouch as to the future performance of MicroTouch. Broadview also assumed that MicroTouch was not currently involved in any material transaction as of the date of Broadview's opinion other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses.

   Broadview did not make or obtain any independent appraisal or valuation of any of MicroTouch's assets. Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of November 13, 2000, and any change in such conditions since that date would require a reevaluation of Broadview's opinion.

   The following is a brief summary of the sources of information and valuation methodologies employed by Broadview in rendering Broadview's opinion. These analyses were presented to the MicroTouch Board at its meeting on November 9, 2000, and were presented to the Board in written form on November 13, 2000. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   MicroTouch Stock Performance Analysis--Broadview compared the recent stock performance of MicroTouch with that of the S&P 500 and the "MicroTouch Public Company Comparables Index". The MicroTouch Public Company Comparables Index is comprised of North American public companies that Broadview deemed comparable to MicroTouch's business. Broadview selected companies competing in the hardware peripheral and sub-system industry with revenues between $25 million and $250 million and revenue growth less than 10% for the last reported twelve months. The MicroTouch Public Company Comparables Index consists of the following companies: MTI Technology Corporation; Pacific Aerospace & Electronics, Inc.; TransAct Technologies, Inc.; Video Display Corporation; Boundless Corporation; OSI Systems, Inc.; PSC, Inc.; Exabyte Corporation; Key Tronic Corporation; and Printronix, Inc.

   Public Company Comparables Analysis--Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of MicroTouch's business with publicly available information for the companies comprising the MicroTouch Public Company Comparables Index. While earnings-based multiples are metrics often used to value public companies, they were not used in this analysis since neither MicroTouch's business nor the majority of the public company comparables is currently profitable. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports and financial projections prepared by MicroTouch management.

   In analyzing the MicroTouch business, trailing multiples for MicroTouch's public company comparables were derived from public filings. These multiples were then applied to MicroTouch's own trailing twelve month revenue metrics.

   The following table presents, as of November 13, 2000, the median multiples and the range of multiples for the MicroTouch Public Company Comparables Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

                                                          Median    Range of
                                                         Multiple  Multiples
                                                         -------- ------------
   Total Market Capitalization to Last Twelve Months
    Revenue.............................................  0.64x   0.26x--0.98x
   Total Market Capitalization to Last Twelve Months
    Gross Profit........................................  2.66x   0.85x--5.61x

   The following table presents, as of November 13, 2000, the median implied per share values and the range of implied per share values of MicroTouch's common stock, calculated by using the multiples shown above and the appropriate MicroTouch operating metric:

                                                                   Range of
                                                  Median Implied    Implied
                                                      Value         Values
                                                  -------------- -------------
   Total Market Capitalization to Last Twelve
    Months Revenue...............................     $16.86     $7.64--$25.36
   Total Market Capitalization to Last Twelve
    Months Gross Profit..........................     $18.51     $6.87--$37.62

   No company utilized in the public company comparables analysis as a comparison is identical to MicroTouch. In evaluating the comparables, Broadview made numerous assumptions with respect to the peripheral and sub-system hardware industry performance and general economic conditions, many of which are beyond the control of MicroTouch. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.

   Transaction Comparables Analysis--Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that they considered similar to the Merger. Broadview selected these transactions by choosing recent transactions involving sellers in the peripheral and sub-system hardware industry with equity considerations greater than $25 million and less than $250 million. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

  . Integrated Sensor Solutions, Inc. by Texas Instruments, Inc.;

  . Percon, Inc. by PSC, Inc.;

  . Zing Technologies, Inc. by International Rectifier Corporation;

  . Aureal, Inc. by Creative Technology Ltd.;

  . BI Technologies Corporation (subsidiary of Emerson Electric Company) by
    TT Group Plc; and

  . Control Devices, Inc. by First Technology Plc;

  . Advanced Input Devices Corporation by Esterline Technologies Corporation;

  . Dexter Corporation (PCB Business) by Cookson Group Plc;

  . Acme Electric Corporation by Key Components, LLC;

  . ADFlex Solutions, Inc. by Innovex, Inc.

   The following table presents, as of November 13, 2000, the median multiple and the range of multiples of Adjusted Price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the transactions listed above:

                                                          Median    Range of
                                                         Multiple  Multiples
                                                         -------- ------------
    Adjusted Price to Last Reported Twelve Months
     Revenue............................................  1.00x   0.48x--2.36x

   The following table presents, as of November 13, 2000, the median implied per share value and the range of implied per share values of MicroTouch's common stock, calculated by multiplying the multiples shown above by the appropriate MicroTouch operating metric for the twelve months ended September 30, 2000:

                                                Median Implied    Range of
                                                    Value      Implied Values
                                                -------------- --------------
   Adjusted Price to Last Reported Twelve
    Months Revenue.............................     $23.28     $11.68--$53.05

   No transaction utilized as a comparable in the transaction comparables analysis is identical to the Merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the peripheral and sub-system hardware industry's performance and general economic conditions, many of which are beyond the control of MicroTouch or 3M. Mathematical analysis, such as determining the average, median, or range, is not in itself a meaningful method of using comparable transaction data.

   Transaction Premiums Paid Analysis--Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held hardware companies. Broadview selected these transactions from its proprietary database by choosing recent transactions with an equity purchase price between $25 million and $250 million. These transactions consisted of the acquisition of:

  . CFM Technologies, Inc. by Mattson Technology, Inc.;

  . AmeriLink Corporation by Tandy Corporation;

  . Mylex Corporation by International Business Machines Corporation;

  . Milltronics Ltd. by Siemens Canada Ltd.;

  . ACT Networks, Inc. by Clarent Corporation;

  . Nogatech, Inc. by Zoran Corporation;

  . Trident International, Inc. by Illinois Tool Works, Inc.;

  . Moore Products Co. by Siemens Energy and Automation, Inc. (subsidiary of
    Siemens AG);

  . Texas Micro, Inc. by RadiSys Corporation;

  . TriStar Aerospace Co. by AlliedSignal, Inc.;

  . Centigram Communications Corporation by ADC Telecommunications, Inc.;

  . Ferrofluidics Corporation by Ferrotec Corporation;

  . Powerhouse Technologies, Inc. by Anchor Gaming, Inc.;

  . Splash Technology Holdings, Inc. by Electronics for Imaging, Inc.;

  . AG Associates, Inc. by STEAG Electronic Systems GmbH;

  . Kofax Image Products, Inc. by Dicom Group Plc;

  . Instron Corporation by Kirkland Capital Partners;

  . Zing Technologies, Inc. by International Rectifier Corporation;

  . Robinson Nugent, Inc. by Minnesota Mining & Manufacturing Co.;

  . Intek Global Corporation by Securicor Group Plc;

  . SpecTran Corporation by Lucent Technologies, Inc.;

  . ADFlex Solutions, Inc. by Innovex, Inc.;

  . HMT Technology Corporation by Komag, Inc.;

  . SEEQ Technology, Inc. by LSI Logic Corporation;

  . Artecon, Inc. by Box Hill Systems Corporation;

  . Teltrend Corporation by Westell Technologies, Inc.;

  . Integrated Sensor Solutions, Inc. by Texas Instruments, Inc.;

  . Faroudja, Inc. by Sage, Inc.;

  . Loronix Information Systems, Inc. by Comverse Technology, Inc.;

  . Equinox Systems, Inc. by Avocent Corporation;

  . Vertex Communications Corporation by TriPoint Global Communications,
    Inc.;

  . Align-Rite International, Inc. by Photronics, Inc.;

  . Brite Voice Systems, Inc. by InterVoice, Inc.;

  . Digital Origin, Inc. by Media 100, Inc.;

  . Plasma-Therm, Inc. by Oerlikon-Buhrle Holding AG;

  . Hello Direct, Inc. by GN Great Nordic Ltd.;

  . Percon, Inc. by PSC, Inc.;

  . Cerprobe Corporation by Kulicke & Soffa Industries, Inc.;

  . Aydin Corporation by L-3 Communications Holdings, Inc.;

  . Acme Electric Corporation by Key Components, LLC;

  . Microwave Power Devices, Inc. by Ericsson;

  . Control Devices, Inc. by First Technology Plc;

  . OpenROUTE Networks, Inc. by NETRIX Corporation;

  . Diamond Multimedia Systems, Inc. by S3, Inc.; and

  . Able Telcom Holding Corporation by Bracknell Corporation.

   The following table presents, as of November 13, 2000, the median premium and the range of premiums for these transactions calculated by dividing:

  (1) the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

  (2) the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                Median Premium Range of Premiums
                                                -------------- -----------------
   Premium Paid to Seller's Share Price
    1 Trading Day Prior to Announcement........     36.0%       (25.6)%--78.4%
   Premium Paid to Seller's Share Price
    20 Trading Days Prior to Announcement......     57.6%       (18.3)%--161.5%

   The following table presents the median implied value and the range of implied values of MicroTouch's stock, calculated by using the premiums shown above and MicroTouch's share price 20 trading days and one trading day prior to November 13, 2000:

                                                  Median Implied    Range of
                                                      Value      Implied Values
                                                  -------------- --------------
   Premium Paid to Seller's Share Price
    1 Trading Day Prior to Announcement..........     $23.63     $12.93--$31.00
   Premium Paid to Seller's Share Price
    20 Trading Days Prior to Announcement........     $11.42     $ 5.92--$18.96

   No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the Merger. In evaluating the comparables, Broadview made numerous assumptions with respect to hardware industry performance and general economic conditions, many of which are beyond the control of MicroTouch or 3M. Mathematical analysis, such as determining the average, median, or range is not in itself a meaningful method of using comparable transaction data.

   Discounted Cash Flow Analysis--Broadview examined the value of MicroTouch based on projected free cash flow estimates for MicroTouch on a standalone basis. A discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. The free cash flow estimates were generated from financial projections from December 31, 2000 through December 31, 2004, which were prepared by Broadview and approved by MicroTouch Management. A preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. A range of terminal values at December 31, 2004 was determined by ascribing long-term growth rates, which ranged from 2.00% to 5.00%, to the annual free cash flow for the twelve months ending December 31, 2004. Broadview calculated a discount rate of 20.00% based on the Capital Asset Pricing Model ("CAPM") using MicroTouch's capital-structure adjusted beta, and then adjusting for the risk inherent in Management's internal projections.

   The following table presents the median implied value and the range of implied values of MicroTouch's stock, as of November 13, 2000, calculated by using the discounted cash flow analysis described above:

                                                  Median Implied    Range of
                                                      Value      Implied Values
                                                  -------------- --------------
   Discounted Cash Flow Analysis
    Using a 20% Discount Rate....................     $18.85     $17.72--$20.18

   In connection with the review of the Merger by the MicroTouch Board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the Merger.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

   In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of MicroTouch. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The Offer Price pursuant to the Agreement and other terms of the Agreement were determined through arm's length negotiations between MicroTouch and 3M, and were approved by the MicroTouch Board. Broadview provided advice to the MicroTouch Board during such negotiations; however, Broadview did not recommend any specific consideration to the MicroTouch Board or that any specific consideration constituted the only appropriate consideration for the Merger. In addition, Broadview's opinion and presentation to the MicroTouch Board was one of many factors taken into consideration by the MicroTouch Board in making its decision to approve the Merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the MicroTouch Board with respect to the value of MicroTouch or of whether the MicroTouch Board would have been willing to agree to a different consideration.

   Pursuant to a letter agreement dated as of January 16, 2000, the Company retained Broadview to evaluate strategic alternatives for the Company. The Company instructed Broadview to study its existing corporate strategy and to consider all possible alternatives, including a sale of capital stock or assets, merger, consolidation, recapitalization, strategic joint venture, partnership or similar transaction. The Board of Directors retained Broadview based upon Broadview's qualifications, experience and expertise. Broadview is an internationally recognized mergers and acquisitions advisor and private equity investor. Broadview, as part of its advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   Upon consummation of the Merger, MicroTouch will be obligated to pay Broadview a transaction fee of approximately $2,138,159. Broadview is also entitled to receive from MicroTouch a fairness opinion fee equal to up to 20% of the transaction fee. The fairness opinion fee will be credited against the transaction fee payable by MicroTouch upon completion of the Merger. In addition, MicroTouch has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which MicroTouch and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between MicroTouch and Broadview, and the MicroTouch Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the Merger.

   Except as described above, neither the Company nor any person acting on its behalf currently intends to employ, retain or compensate any other person to make solicitations or recommendations to shareholders on its behalf concerning the Offer or the Merger.

   The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer (assuming the exercise of all outstanding options and after deducting the proceeds of such exercise) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $153 million. The Purchaser plans to obtain all funds needed for the Merger through a capital contribution that will be made by 3M to the Purchaser. 3M intends to use its available cash on hand to make this capital contribution. The Merger is not conditioned on obtaining financing.

Potential Conflicts of Interest

   Certain directors and executive officers of the Company have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest, as summarized below.

   The executive officers and directors of the Company who hold stock options exercisable for shares of the Company's Common Stock will receive the Net Gain (as defined under "The Merger Agreement--Stock Options" below) for their options on the same terms and conditions as are applicable to all other holders of Company stock options. As of January 8, 2001, the directors and executive officers of the Company held options to acquire an aggregate of 102,300 options, with exercise prices ranging from $6.25 to $26.50 per share.

   Executive officers and directors of the Company who tendered their shares in the Offer received the same Offer Price on the same terms as all other stockholders of the Company. As of January 8, 2001, the directors and executive officers of the Company owned no shares of Common Stock. The directors and executive officers of the Company received in the Offer an aggregate of approximately $3.4 million in exchange for their shares.

   The executive officers and directors of the Company are also covered by indemnification arrangements with the Company and, following the Merger, with 3M. See "The Merger Agreement--Indemnification, Exculpation and Insurance" below.

   The Company has also agreed to assist 3M in (i) identifying key employees of the Company and its subsidiaries, which are expected to include certain of the current executive officers and directors of the Company, whose continued employment following the closing date of the Merger should be covered by individual employment agreements, and (ii) designing the provisions of such agreements; provided, however, that the surviving corporation of the Merger, which is wholly-owned by 3M, shall have the final authority to decide which of the Company's employees will be offered such employment agreements. The Company will use reasonable commercial efforts to convince such key employees to enter into such individual employment agreements on or prior to the closing date.

   Further, the Company will assist 3M in (i) identifying those key employees of the Company and its subsidiaries, which are expected to include certain of the current executive officers and directors of the Company, who should be eligible for retention bonuses/compensation as an incentive for them to continue their employment following the closing date of the Merger, and (ii) designing the terms and conditions of such retention bonuses/compensation; provided, however, that the surviving corporation of the Merger, which is wholly-owned by 3M, shall have the final authority to decide both the employees eligible for such retention bonuses/compensation as well as the terms and conditions of such bonuses/compensation.

Regulatory Approvals

   U.S. and foreign antitrust laws prohibit MicroTouch and 3M from completing the Merger until they have furnished information and materials about the companies and the Merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission, in the United States, and applicable antitrust authorities in other countries, and the required waiting periods have expired. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") expired on December 7, 2000. Applications to antitrust authorities in Germany, Austria and Spain are pending. MicroTouch is not aware of any other governmental or regulatory approvals that the parties or applicable agencies will require as prerequisites for closing the Merger.

Accounting Treatment of the Merger

   The Merger will be accounted for using the purchase method of accounting.

                              THE MERGER AGREEMENT

   The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Appendix A. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below.

   The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, and each issued Share (other than Shares owned by 3M, the Purchaser or the Company or by shareholders, if any, who are entitled to and who properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the Offer Price in cash, without interest thereon.

   The Company Action. The MicroTouch Board of Directors has (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer, and vote to adopt the Merger Agreement (the "Recommendation").

   Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) Shareholder Approval (as defined below under "Termination of the Merger Agreement"), if required by applicable law, shall have been obtained; (b) no order, decree or injunction (collectively, "Legal Restraints") shall have been entered or issued by any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (c) any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and any other approval or waiting period required prior to the effective time of the Merger (the "Effective Time") under any other applicable competition, merger control, antitrust or similar law or regulation of any Governmental Entity shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not reasonably be expected to have a Material Adverse Effect, as defined in the Merger Agreement, or result in the commission of a criminal offense; (d) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer (which occurred on January 3, 2001); (e) the Shareholders Agreement dated as of November 13, 2000 among 3M, the Purchaser, and certain officers and directors of the Company, as described in more detail below under "The Shareholders Agreement", shall be in full force and effect; (f) the Stock Option Agreement dated as of November 13, 2000 among the Company and 3M, as described in more detail below under "The Stock Option Agreement", shall be in full force and effect; and (g) the Company shall have performed in all material respects its covenants regarding employee benefits plans contained in the Merger Agreement that are required to be performed on or prior to the closing date of the Merger.

   Termination of the Merger Agreement. Except as otherwise provided in the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained:

     (a) by mutual written consent of 3M and the Company;

     (b) by any party, if the Purchaser had not accepted for payment any Shares pursuant to the Offer satisfying the Minimum Tender Condition (as defined in Exhibit A to the Merger Agreement) prior to February 28, 2001 (the "Termination Date");

     (c) by any party, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Shares pursuant to the Merger and such order, decree or injunction, or other action shall have become final and nonappealable;

     (d) by 3M (i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach, individually or in the aggregate with other breaches, would give rise to the failure of the representation and warranty of the Company concerning its capitalization contained in the Merger Agreement to be true and correct in all material respects, or the other representations and warranties of the Company contained in the Merger Agreement to be true and correct, except for such failures to be true and correct that (without giving effect, with respect to those representations and warranties that are not true and correct, to any limitation as to "materiality" or material adverse effect set forth therein), individually and in the aggregate, would not reasonably be expected to have a material adverse effect, or of the Company to perform in any respect any obligation required to be performed by it under the Merger Agreement at or prior to the Termination Date, which failure would reasonably be expected to have a material adverse effect, which failure has not been or is incapable of being cured by the Company within 20 business days after its receipt of written notice thereof from 3M, or (ii) if any suit, action or proceeding by any Governmental Entity (as defined under "The Merger Agreement--Conditions to the Merger" below)
  (i) challenging the acquisition by 3M or the Purchaser of any Shares, seeking to restrain or prohibit consummation of the Merger, or seeking to place limitations on the ownership of shares of Common Stock (or shares of common stock of the surviving corporation) by 3M or the Purchaser,
  (ii) seeking to prohibit or limit the ownership or operation by the Company or 3M and their respective subsidiaries of any material portion of the business or assets of the Company or 3M and their respective subsidiaries taken as a whole, or to compel the Company or 3M and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or 3M and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to prohibit 3M or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or 3M and their respective subsidiaries taken as a whole, or (iv) which otherwise is reasonably expected to have a material adverse effect shall have prevailed and become final and nonappealable;

     (e) by the Company, if either of 3M or the Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, except for such failures that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on 3M's or the Purchaser's ability to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, which breach or failure to perform has not been or is incapable of being cured by 3M within 20 business days after its receipt of written notice thereof from the Company;

     (f) by 3M, if the Merger and Merger Agreement have not been approved by an affirmative vote of the holders of a majority of the outstanding Shares ("Shareholder Approval") unless Shares satisfying the Minimum Tender Condition have been tendered to the Purchaser;

     (g) by 3M, if (i) the Board of Directors shall or shall resolve to (A) not recommend that Company shareholders give the Shareholder Approval, (B) withdraw or modify in any manner materially adverse to 3M or the Purchaser the Recommendation, (C) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Transaction involving the Company or any of its subsidiaries (as described below under "Acquisition Proposals") or (D) except pursuant to the exercise of the Company's rights in circumstances described below under "Acquisition Proposals" in which termination of the Merger Agreement by the Company is permitted, take any action to make the provisions of Chapter 110D or 110F of the Massachusetts General Laws inapplicable to any Acquisition Transaction or release any standstill agreements or other similar restrictions, or amend the rights agreement between the Company and The First National Bank of Boston, as rights agent, dated as of January 19, 1996 (the "Rights

  Agreement"), relating to the issuance by the Company of its preferred stock purchase rights (the "Rights"), redeem the Rights or take any other action which would result in the Rights Agreement becoming inapplicable to any person or any Acquisition Transaction; (ii) the Board of Directors shall have refused to affirm to 3M its recommendation to Company shareholders that they give the Shareholder Approval as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from 3M; or (iii) a person shall have acquired more than 20% of the outstanding shares of Company Common Stock; or

     (h) by the Company in the circumstances described below under "Acquisition Proposals" in which such termination by the Company is permitted, subject to compliance by the Company with the notice and termination fee provisions described below.

   The Rights Agreement was amended as of November 13, 2000, to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   Acquisition Proposals. The Merger Agreement provided that, without the prior written consent of 3M, the Company would not, and would not authorize or permit any of its subsidiaries to, and would use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. The Merger Agreement also provided that, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company could furnish information to, and negotiate or otherwise engage in discussions with, any person (a "Proposing Party") who (a) delivered a bona fide written Acquisition Proposal which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of the Merger Agreement or otherwise resulted from a breach of Section 5.3 of the Merger Agreement, and
(b) entered into an appropriate confidentiality agreement with the Company, if, but only if, the Board of Directors of the Company determined in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, that such proposal would have, if consummated, resulted in a transaction that was more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the Merger Agreement, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably have been expected to be completed (a "Superior Transaction").

   The Merger Agreement provides that the Company shall notify 3M orally and in writing (i) of any such offers or proposals described in the immediately preceding paragraph (including, without limitation, the terms and conditions of any such offers or proposals), and any amendments or revisions thereto, (ii) whether the person making such offer or proposal has a class of equity securities that is publicly traded, and whether such person is a Fortune 500 company, is listed on the New York Stock Exchange or is traded on The Nasdaq National Market, and (iii) without requiring the Company to divulge information that reasonably could lead 3M to identify the person making such offer or proposal, such other information regarding the financial position of the person making such offer or proposal and such other information as 3M reasonably may request relating to such person's ability to finance and consummate the Acquisition Transaction (as defined below) so offered or proposed. The foregoing information shall be delivered to 3M as promptly as practicable following the receipt by the Company of such offer or proposal, and the Company shall keep 3M reasonably informed of the status and material terms of any such offer or proposal.

   "Acquisition Proposal" means any proposal or offer from any person (other than 3M or any of its subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a portion of the business of the Company or any of its subsidiaries that generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its subsidiaries, (ii) direct or indirect acquisition or purchase of

20% or more of any class of equity securities of the Company or any of its subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its subsidiaries. Each of the transactions referred to in clauses
(i)--(iv) above, other than any such transaction to which 3M or any of its subsidiaries is a party, shall be deemed to exclude the Company's subsidiary in Australia and is referred to as an "Acquisition Transaction."

   For purposes of the definitions of the terms "Acquisition Proposal" and "Acquisition Transaction," the term "consolidated net revenues" means the aggregate revenues of the Company and its subsidiaries for the 12-month period ending on the last day of the period covered by the most recent Form 10-K report of the Company or, if later, the most recent Form 10-Q report of the Company filed with the SEC.

   The Merger Agreement also provided that if, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determined in good faith by a majority vote, with respect to any Acquisition Proposal from a proposing party for an Acquisition Transaction received after the date of the Merger Agreement that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of the Merger Agreement or did not otherwise result from a breach of the requirements described above, that, based upon consultations with the Company's independent financial advisors and outside legal counsel, the Acquisition Transaction was a Superior Transaction, then the Company could have terminated the Merger Agreement and entered into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to have been effective, (i) the Company must have provided 3M three business days' written notice that it intended to terminate the Merger Agreement, identifying the Superior Transaction and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the advice of the Company's independent financial advisors and outside legal counsel referred to above shall continue in effect without revocation, revision or modification), the Company must have delivered to 3M (A) a written notice of termination of the Merger Agreement, (B) a wire transfer of immediately available funds in the amount of the Termination Fee described below, (C) a written acknowledgment from the Company that the termination of the Merger Agreement and the entry into the Superior Transaction are a Triggering Event (as defined below), and
(D) a written acknowledgment from each other party to the Superior Transaction that it has read the Company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by the Company, including the payment of the Termination Fee.

   The Merger Agreement provided that the provisions described above would not have prevented the Board of Directors of the Company from taking, and disclosing to the Company's shareholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or making any disclosure required under the Massachusetts General Laws (subject, however, to compliance with the balance of this sentence where applicable). The Merger Agreement also provided that the Board of Directors could have, prior to the acceptance for payment of Shares pursuant to the Offer, withdrawn, modified or changed its recommendation if, in its good faith judgment, after consultation with outside legal counsel, failure to take such action would have been inconsistent with its obligations under applicable law; provided that in the case of a tender offer, the Board of Directors could not have recommended that shareholders tender their Shares in such tender offer unless (i) such tender offer was determined to be a Superior Transaction in accordance with the provisions of the Merger Agreement and (ii) the Company provided 3M with not less than three business days' prior written notice of any such action.

   Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as set forth below, all costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All reasonable fees and expenses of the Company's financial advisors and legal counsel shall be paid by the Surviving Corporation of the Merger upon the consummation of the Merger.

   Upon the happening of a Triggering Event, the Company is required to pay to 3M the amount of $9,000,000 (the "Termination Fee"). "Triggering Event" is defined in the Merger Agreement to mean any one of the following:

     (i) a termination of the Merger Agreement by 3M pursuant to clauses (i) and (ii) of paragraph (g) under "Termination of the Merger Agreement", above;

     (ii) a termination of the Merger Agreement by 3M pursuant to clause (i) of paragraph (d)(i) or paragraph (f) under "Termination of the Merger Agreement", if any Acquisition Proposal is publicly proposed or announced on or after the date of the Merger Agreement and such Acquisition Proposal has not been publicly rejected by the Board of Directors of the Company;

     (iii) a termination of the Merger Agreement by the Company pursuant to paragraph (h) under "Termination of the Merger Agreement"; or

     (iv) if, within twelve months after a termination of the Merger Agreement, any Acquisition Transaction is entered into, agreed to or consummated by the Company with a person (other than 3M or the Purchaser) who made, or who is affiliated with any person (other than 3M or the Purchaser) who made (A) an Acquisition Proposal or (B) a statement of intent to pursue an Acquisition Transaction, either of which was publicly proposed or announced prior to a termination of the Merger Agreement.

   Payment of the Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clauses (i) and (ii) of the definition of Triggering Event set forth above, (2) on or prior to the date of such termination, in the case of clause
(iii) of the definition of Triggering Event, or (3) on the earlier of (x) the date a contract is entered into with respect to an Acquisition Transaction or
(y) the date an Acquisition Transaction is consummated, in the case of clause
(iv) of the definition of Triggering Event. In no event shall more than one Termination Fee be payable by each party under the Merger Agreement.

   The Merger Agreement also provides that, if the Company terminates the Merger Agreement pursuant to paragraph (e) under "Termination of the Merger Agreement", 3M shall pay to the Company, as liquidated damages, the sum of $9,000,000.

   Interim Operations of the Company. In the Merger Agreement, the Company covenants and agrees as to itself and its subsidiaries, that, unless otherwise approved in writing by 3M or expressly contemplated by the Merger Agreement or the disclosure letter furnished by the Company to 3M (the "Disclosure Letter"), during the period from the date of the Merger Agreement until the earlier of
(a) the termination of the Merger Agreement and (b) the Effective Time:

     (i) the business of the Company and its subsidiaries (other than the Company's subsidiary in Australia) taken as a whole shall be conducted in all material respects in the ordinary and usual course consistent with the Company's past practice and, to the extent consistent therewith, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it, in each case, consistent with the Company's past practice;

     (ii) the Company shall not issue, deliver, grant or sell any additional shares of Company Common Stock or any subscriptions, options (including those granted under either the Company's (a) 1992 Equity Incentive Plan,
  (b) 1994 Directors Stock Option Plan, or (c) 1998 Employee and Consultant Non-Qualified Stock Option Plan (collectively, the "Stock Option Plans")), warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock of the Company (the "Company Options") (other than the issuance, delivery, grant or sale of shares of Company Common Stock pursuant to the exercise or conversion of Company Options outstanding as of the date of the Merger Agreement);

     (iii) the Company shall not (A) amend its Articles of Organization or By-laws, amend or take any action under the Rights Agreement (other than actions requested by 3M in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement), or adopt any other shareholders rights plan or enter into any agreement with any of its shareholders in their capacity as such; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent corporation; or (D) repurchase, redeem or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Company Options (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of Company Options);

     (iv) the Company shall not, and shall not cause or permit any of its subsidiaries to, take any action that it knows would cause any of its representations and warranties in the Merger Agreement to become inaccurate in any material respect;

     (v) except as expressly permitted by the Merger Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on the date of the Merger Agreement, the Company shall not, and shall not permit its subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting arrangement; or (C) grant any stock options or other equity related awards;

     (vi) except for borrowings under lines of credit contemplated by the Disclosure Letter and trade debt incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of the Company or any wholly-owned subsidiary);

     (vii) neither the Company nor any of its subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget, a copy of which is attached to the Disclosure Letter;

     (viii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its subsidiaries' property or assets (including capital stock of any of its subsidiaries) material to the Company and its subsidiaries taken as a whole, except pursuant to contracts existing as of the date of the Merger Agreement (the terms of which have been previously disclosed to 3M);

     (ix) neither the Company nor any of its subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on the date of the Merger Agreement under Company benefit plans or as otherwise permitted by the Merger Agreement;

     (x) neither the Company nor any of its subsidiaries shall acquire any business, including any facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Disclosure Letter;

     (xi) the Company shall not change its accounting policies, practices or methods in any manner that materially affects the reported consolidated assets, liabilities or results of operations of the Company, except as required by generally accepted accounting principles, applicable law or by the rules and regulations of the SEC;

     (xii) other than pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action to cause shares of its Common Stock to cease to be listed on the Nasdaq National Market System;

     (xiii) the Company shall not, and shall not permit any of its subsidiaries to (A) enter into any contract, lease, agreement, instrument or other arrangement containing any covenant limiting the freedom of the company or any of its subsidiaries to engage in the business of the Company or compete with any person, (B) enter into any joint venture or partnership agreement that is material to the Company and its subsidiaries taken as a whole, or (C) enter into or amend any distribution, supply, inventory purchase, franchise, license, sales agency or advertising contract outside of the ordinary course of business consistent with past practice in scope and amount but in no event for a term (or an extension of a term) beyond the date that is twelve months after the date of the Merger Agreement;

     (xiv) the Company shall not, and shall not cause or permit any of its subsidiaries to, change or, other than in the ordinary course of business consistent with past practice, make any material tax election, settle any audit or file any amended tax returns, except as required by applicable law;

     (xv) the Company shall not take any action that could reasonably be expected to result in (A) any representation and warranty of the Company set forth in the Merger Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any manner that has or is reasonably expected to have a material adverse effect or (C) any condition to the Offer or the Merger not being satisfied; or

     (xvi) the Company shall not enter into, or permit any of its subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

   Board of Directors. The Merger Agreement provides that, promptly upon the satisfaction of the Minimum Tender Condition and the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, which occurred on January 3, 2001, the Purchaser is entitled to designate such number of directors on the Board of Directors as will give the Purchaser representation on the Board of Directors equal to that number of directors, rounded down to the next whole number, which is the product of (a) the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) a fraction, the numerator of which is the number of Shares so accepted for payment and paid for by the Purchaser and the denominator of which is the number of Shares outstanding at the time of acceptance for payment of Shares pursuant to the Offer (6,708,264 Shares as of January 3, 2001), and the Company must, promptly upon such designation by the Purchaser, cause the Purchaser's designees to be elected or appointed to the Board of Directors; provided, however, that during the period commencing with the election or appointment of the Purchaser's designees to the Board of Directors until the Effective Time or earlier termination of the Merger Agreement, the Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors"); and provided further, however, that if during such period the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill any such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, affiliates, associates or shareholders of 3M or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

   In accordance with the foregoing, on January 4, 2001, three individuals resigned from the Company's Board of Directors. Effective January 4, 2001, the Purchaser designated three individuals to fill the vacancies. See "THE MERGER-- Background of the Merger." The two Independent Directors on the Company's Board are James D. Logan and Peter Brumme. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required in addition to any other applicable requirement to (a) amend or terminate the

Merger Agreement by the Company, (b) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (c) extend the time for performance of 3M and the Purchaser's respective obligations under the Merger Agreement.

   Stock Options. The Merger Agreement provides that, as of the Effective Time, each Company Option issued under the Stock Option Plans (each as defined above under the heading "Interim Operations of the Company") and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash an amount equal to the "Net Gain" attributable to such Company Option. At the Effective Time all such Company Options shall no longer be outstanding and shall automatically be cancelled and terminated and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Net Gain attributable thereto. For purposes of the Merger Agreement, the term "Net Gain" with respect to a Company Option means the product of (x) the excess of the highest price per Share paid pursuant to the Offer over the exercise price per share of such Company Option, and (y) the number of Shares of Common Stock subject to such Company Option. Immediately prior to the Effective Time, 3M shall provide or cause to be provided to the Company in a timely manner the funds necessary to pay the aggregate amount of "Net Gains" attributable to all Company Options that the Company becomes obligated to pay pursuant to the foregoing provisions of the Merger Agreement.

   Termination of Stock Option Plans. As the plan sponsor, the Company will (i) not issue options to purchase shares of Company Common Stock under any of the Stock Option Plans after the date of the Merger Agreement, (ii) cause all of the Company Options issued under the Stock Option Plans and outstanding as of the date of the Merger Agreement to become fully vested and immediately exercisable upon the satisfaction of the Minimum Tender Condition, (iii) exercise its authority under the Stock Option Plans to cause each Company Option still outstanding at the Effective Time of the Merger to be converted into the right to receive in cash an amount equal to the Net Gain attributable to such Company Option, and (iv) cause all of the Stock Option Plans and all of the Company Options outstanding under such Plans to be terminated effective as of the date of closing of the Merger (the "Closing Date"), subject to the right of the holders of Company Options to receive the Net Gains attributable to their Company Options as described above.

   Merger of 401(k) Plan. As the plan sponsor, the Company will (on or before the Closing Date, except with respect to clauses (vi), (vii) and (viii) below, which shall occur as soon as administratively practicable following the Closing
Date) (i) adopt all amendments to the MicroTouch Systems, Inc. Employee Savings Plan (the "401(k) Plan") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Revenue Procedure 99-23 issued by the IRS, (ii) make matching contributions (in amounts consistent with its practice of making such contributions in prior years) to the accounts of participants in such 401(k) Plan for the plan year ending December 31, 2000,
(iii) comply with the 401(k) Plan's provisions with respect to participant loans by placing in default and treating as deemed distributions the amount of any loans outstanding to former employees of the Company which have not been repaid in full (other than the former employees affected by the sale by the Company of its Factura business), (iv) obtain the resignations of Geoffrey Clear, James Ragonese and Anne Marie Bell as trustees of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (v) appoint L. Joseph Thompson as successor trustee of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (vi) approve the merger of such 401(k) Plan with the Minnesota Mining and Manufacturing Company Voluntary Investment Plan and Employee Stock Ownership Plan (the "VIP"), (vii) direct the trustees of the 401(k) Plan to prepare for the transfer of the assets and records of such Plan to the trustee of the VIP, and (viii) prior to the merger of the 401(k) Plan into the VIP, cause the 401(k) Plan to return sufficient contributions and earnings thereon to the Company's highly compensated employees so that the 401(k) Plan complies with the anti-discrimination provisions of Section 401(k) of the Code for the plan year ending December 31, 2000. The Merger Agreement provides that the surviving corporation of the Merger shall permit its employees to continue their participation in the 401(k) Plan (if they have not become eligible to participate in the VIP) until the 401(k) Plan is merged into the VIP.

   Employment Agreements. The Company will assist 3M in (i) identifying those key employees of the Company and its subsidiaries whose continued employment following the Closing Date should be covered by individual employment agreements, and (ii) designing the provisions of such agreements; provided, however, that the surviving corporation of the Merger shall have the final authority to decide which of the Company's employees will be offered such employment agreements. The Company will use reasonable commercial efforts to convince such key employees to enter into such individual employment agreements on or prior to the Closing Date.

   Retention Incentives. The Company will assist 3M in (i) identifying those key employees of the Company and its subsidiaries who should be eligible for retention bonuses/compensation as an incentive for them to continue their employment following the Closing Date, and (ii) designing the terms and conditions of such retention bonuses/compensation; provided, however, that the surviving corporation of the Merger shall have the final authority to decide both the employees eligible for such retention bonuses/compensation as well as the terms and conditions of such bonuses/compensation.

   Termination of Stock Purchase Plan. As the plan sponsor, the Company will
(i) exercise its authority under its 1995 Employee Stock Purchase Plan to treat the Closing Date as an "Offering Termination Date" for purposes of such Plan,
(ii) cause each option in effect under the 1995 Employee Stock Purchase Plan as of such Offering Termination Date to be exercised as of the Closing Date, and
(iii) cause the 1995 Employee Stock Purchase Plan and all of the options outstanding under such Plan to be terminated effective as of the Closing Date, subject to the right of the option holders to receive the highest price per Share paid pursuant to the Offer for the Shares they become entitled to receive upon the exercise of their options.

   Indemnification, Exculpation and Insurance. The Merger Agreement provides that 3M shall maintain in effect with a carrier reasonably acceptable to the Company for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, 3M shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, 3M shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

   The Merger Agreement also provides that from and after the Effective Time, 3M shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

   The Merger Agreement requires the surviving corporation in the Merger to keep in effect all provisions in its articles of organization and by-laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the MBCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; absence of certain changes; litigation; contracts; compliance with laws; labor matters; environmental matters; employee benefits matters; taxes; intellectual property; real and personal property; state takeover statutes; brokers; the inapplicability of the Rights Agreement to the Offer and the Merger; and the opinion of Broadview.

   Procedure for Amendment, Extension or Waiver. The Merger Agreement provides that it may be amended in writing by the parties thereto at any time, whether before or after the Shareholder Approval has been obtained; provided that, after the purchase of Shares pursuant to the Offer (which occurred on January 3, 2001), no amendment shall be made which decreases the price per Share payable pursuant to the Offer and, after the Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the shareholders of the parties without the further approval of such shareholders. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of 3M and the Purchaser's respective obligations under the Merger Agreement.

                           THE SHAREHOLDERS AGREEMENT

   The following is a summary of certain provisions of the Shareholders Agreement, dated as of November 13, 2000 among 3M, the Purchaser and certain executive officers and directors of the Company (the "Shareholders Agreement").

   Tender of Shares. Subject to certain permitted dispositions of Shares, certain executive officers and directors of the Company (the "Company Shareholders") agreed to tender all of their Shares in the Offer (including any Shares acquired after the date of the Shareholders Agreement) and not to withdraw such Shares from the Offer. As of November 13, 2000, the Company Shareholders owned, in the aggregate, 11.2% of the outstanding Shares on a fully diluted basis.

   Options. Each of the Company Shareholders has also agreed to the cancellation of each outstanding Company option to purchase shares of Common Stock that is held by such Company Shareholder at the time of acceptance for payment of any Shares by the Purchaser in the Offer, in exchange for the consideration described above under "The Merger Agreement--Stock Options."

   Voting Agreement. Each of the Company Shareholders further agreed that from the date of the Shareholders Agreement until the termination of the Merger Agreement, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, such Company Shareholder will vote such Company Shareholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Shareholders Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) except as otherwise agreed to in writing by 3M, against any action, proposal, agreement or transaction that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of the Company Shareholder contained in the Shareholders Agreement; and
(iii) against any action, agreement or transaction that would materially delay or impair the ability of the Company to consummate the transactions provided for in the Merger Agreement or any Acquisition Proposal.

   Irrevocable Proxy. Pursuant to the Shareholders Agreement, each of the Company Shareholders irrevocably appointed 3M and each of its officers as such Company Shareholder's attorney, agent and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Company Shareholder's Shares at any meeting of shareholders of the Company or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above. Pursuant to the Shareholders Agreement, each Company Shareholder agreed to revoke all other proxies and powers of attorney with respect to such Company Shareholder's Shares, and agreed that no subsequent proxy or power of attorney will be given or written consent executed (and if given or executed, shall not be effective) by any Company Shareholder with respect thereto.

   No Disposition or Encumbrance of Shares. Each of the Company Shareholders further agreed that, except as contemplated by the Shareholders Agreement, such Company Shareholder will not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of such Company Shareholder's Shares, other than the making of bona fide gifts of such shares in an aggregate amount of not more than 20,000 shares per Company Shareholder (provided that bona fide charitable organizations under the Code need not agree to be so bound), (ii) other than as contemplated by the Shareholders Agreement, take any action that would make any representation or warranty of such Company Shareholder untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Shareholder from performing such Company Shareholder's material obligations or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

   No Solicitation of Transactions. Subject to each of the Company Shareholder's fiduciary duties and obligations as an officer or director of the Company, each Company Shareholder agreed that between the date of the Shareholders Agreement and the date of termination of the Merger Agreement, such Company Shareholder will not, directly or indirectly, solicit, initiate, facilitate, including by furnishing any information to any person, or encourage the submission of any Acquisition Proposal or any proposal that may reasonably be expected to lead to, an Acquisition Proposal.

   Termination. Each Company Shareholder's obligation under the Shareholders Agreement to tender, and not withdraw, their Shares pursuant to the Offer terminated on the expiration date of the Offer, which occurred on January 3, 2001. The remaining provisions of the Shareholders Agreement will terminate, and no party will have any rights or obligations under the Shareholders Agreement, and the Shareholders Agreement shall become null and void and have no further effect upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

   The foregoing summary of the Shareholders Agreement is qualified in its entirety by reference to the Shareholders Agreement, which is filed as an exhibit to 3M's Schedule TO, filed with the Securities and Exchange Commission on November 17, 2000. The Shareholders Agreement should be read in its entirety for a more complete description of the matters summarized above.

                           THE STOCK OPTION AGREEMENT

   The following is a summary of certain provisions of the Stock Option Agreement, dated as of November 13, 2000, between 3M and the Company (the "Option Agreement"). The Option Agreement could have the effect of making an acquisition of the Company by a third party more costly because of the need to acquire in any such transaction the option shares issued under the Option Agreement. The Option Agreement could also jeopardize the ability of a third party to acquire the Company in a transaction to be accounted for as a pooling-of-interests.

   Option Grant. Under the Option Agreement, the Company has granted to 3M an unconditional, irrevocable option (the "Option") to purchase up to 1,291,873 fully paid and nonassessable Shares, at a price of $21.00 per share; provided that, in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding Shares without giving effect to any shares subject to or issued pursuant to the option. In the event that any additional Shares are issued or otherwise become outstanding after the date of the Option Agreement (other than pursuant to the Option Agreement), the number of shares subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option.

   Option Exercise. 3M may exercise the Option only if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined). Each of the following shall be an "Exercise Termination Event": (i) the effective time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by 3M pursuant to paragraph (d)(i) under "The Merger Agreement--Termination," above; or (iii) the passage of six months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by 3M pursuant to the aforementioned paragraph (d)(i) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such six-month period, the Exercise Termination Event shall be three months from the expiration of the Last Triggering Event but in no event more than nine months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date of the Option Agreement: (i) the Company or any of its subsidiaries, without having received 3M's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined under "The Merger Agreement" above) with any person other than 3M or any of its subsidiaries or the Board of Directors of the Company shall have recommended that the Company's shareholders approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction, in each case with any person other than 3M or any of its subsidiaries; (ii) the Company or any of its subsidiaries, without having received 3M's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than 3M or one of its subsidiaries, or the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to 3M, its recommendation that the Company's shareholders approve the transactions contemplated by the Merger Agreement; (iii) the Company terminates the Merger Agreement pursuant to paragraph (h) under "The Merger Agreement--Termination";
(iv) any person other than 3M, any subsidiary of 3M or any subsidiary of the Company acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Shares (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder); or (v) after an overture is made by a third party to the Company or its shareholders to engage in an Acquisition Transaction, the Company shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle 3M to terminate the Merger Agreement and (y) shall not have been cured prior to the date 3M sends written notice to the Company of its wish to exercise the Option. The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of the Option Agreement: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or (ii) the occurrence of the Initial Triggering Event described in clause (i) of the paragraph above defining the term "Initial Triggering Event."

   Registration Rights. The Option Agreement further provides that, upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, the Company shall, if requested by 3M within twelve months following such date, as expeditiously as possible prepare and file a registration statement under the Securities Act of 1933, as amended, if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to 3M upon exercise of the Option, provided that 3M agrees in writing, at the time of its request for registration, to irrevocably exercise the Option immediately following the effectiveness of the registration statement covering the shares of Common Stock issuable upon exercise of the Option (or such earlier time as required by the SEC). The Option Agreement also provides 3M with "piggy-back" registration rights if the Company, at any time after the exercise of the Option and prior to the first anniversary of the date of the Subsequent Triggering Event, proposes to register any Company securities or rights representing Company securities.

   The foregoing summary of the Option Agreement is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to 3M's Schedule TO, filed with the Securities and Exchange Commission on November 17, 2000. The Stock Option Agreement should be read in its entirety for a more complete description of the matters summarized above.

                      THE SPECIAL MEETING OF STOCKHOLDERS

   This Information Statement is being delivered to MicroTouch's stockholders in connection with the special meeting to be held on Friday, February 2, 2001 at 10:00 a.m., local time, at 3M's offices located at 3M Center, Building 220, St. Paul, Minnesota 55144. This Information Statement is first being mailed to stockholders of the Company on or about January 12, 2001.

Record Date and Quorum Requirement

   The close of business on January 8, 2001 is the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the record date, there were 7,685,951 shares of common stock issued and outstanding held by 140 holders of record and by approximately 1,850 persons or entities holding in nominee name.

   The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority with respect to the proposal to approve the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as present at the special meeting for purposes of determining whether a quorum exists.

Voting Procedures

   Under Massachusetts law and MicroTouch's Articles of Organization, holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting must vote to approve the Merger Agreement. The Merger Agreement is attached to this Information Statement as Appendix A. For the purposes of the vote required under Massachusetts law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against approval of the Merger Agreement. The Purchaser, which owned approximately 77.3% of the outstanding Shares on the record date for the special meeting, owns enough Shares to vote to approve the Merger Agreement without the affirmative vote of any other stockholder and intends to vote its shares in favor of adoption of the Merger Agreement. Accordingly, stockholder approval of the proposal to adopt the Merger Agreement is assured.

   Under Massachusetts law, holders of Common Stock who comply with certain notice requirements, do not vote in favor of the Merger Agreement and comply with certain other procedures will have the right to dissent and to be paid cash for the fair value of their shares as finally determined in accordance with the procedures under Massachusetts law. The fair value, as finally determined, may be more or less than the consideration to be received by other stockholders of MicroTouch under the terms of the Merger Agreement. Failure to follow precisely such procedures under Massachusetts law will result in the loss of dissenters' rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

Effective Time

   The Merger will be effective as soon as practicable following stockholder approval of the Merger Agreement and upon the submission of Articles of Merger to the Secretary of State of the Commonwealth of Massachusetts. The effective time of the Merger is currently expected to occur as soon as practicable after the special meeting, subject to approval of the Merger Agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions to the Merger."

                       RIGHTS OF DISSENTING STOCKHOLDERS

   Pursuant to the MBCL, MicroTouch stockholders of record have the right to object to the Merger and, if the Merger is consummated, to be paid the fair value of their shares of MicroTouch Common Stock determined as of the day preceding the date of the vote of the stockholders approving the Merger, without taking into account any element of value arising from the expectation or accomplishment of the Merger. MicroTouch and any stockholders desiring to exercise such dissenters' rights will have the respective rights and duties, and must follow the procedures, set forth in Sections 85 through 98, inclusive, of the MBCL in order to perfect such rights. A brief summary of Sections 85 through 98, inclusive, of the MBCL is set forth below.

   Any person having a beneficial interest in any Shares that are held of record in the name of another person, such as a broker or a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such beneficial owner's appraisal rights, if any.

   The following summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to Sections 85 through 98, inclusive, of the MBCL, the full text of which is included as Appendix C to this Information Statement. Stockholders are urged to read Appendix C in its entirety since failure to comply with the procedures set forth therein may result in the loss of appraisal rights.

   To exercise appraisal rights under Massachusetts law, a stockholder must:

  . deliver to MicroTouch, before the stockholder vote on the Merger
    Agreement, a written objection to the Merger Agreement and the Merger stating that such stockholder intends to demand payment for his shares through the exercise of his statutory appraisal rights,

  . not vote in favor of or consent to the approval of the Merger Agreement, and

  . within twenty days after the date of mailing to such stockholder of a written notice that the Merger has become effective, make written demand upon MicroTouch for payment of his shares and an appraisal of the value thereof.

   The notice described above is to be mailed by registered or certified mail by MicroTouch within ten days of the effective time of the Merger to all dissenting stockholders who have complied with the requirements set forth above. A stockholder who fails to satisfy all of the conditions set forth above will acquire no right to payment for such stockholder's shares under the MBCL other than the $21.00 per share cash payment payable to all stockholders in the Merger. In order to be assured that shares are not voted in favor of the Merger Agreement, a stockholder must either vote in person against the merger agreement or abstain from voting. Failure to vote against the Merger Agreement will not constitute a waiver of appraisal rights, but voting against the Merger Agreement will not by itself satisfy the obligations of a stockholder described above. The written objection described above must be sent to MicroTouch Systems, Inc., 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844,
Attention: Geoffrey P. Clear.

   If, following the Merger, a stockholder perfects a demand for payment of his shares as provided above, and if MicroTouch and such dissenting stockholder are able to reach agreement on the fair value of the shares, MicroTouch will pay to the dissenting stockholder the fair value of such shares of common stock within thirty days after the expiration of the period during which the demand may be made. If within the thirty day period the parties fail to agree as to the fair value of such shares, either MicroTouch or the dissenting stockholder may have the fair value of the stock of all dissenting stockholders determined by judicial proceedings by filing a bill in equity in the Massachusetts Superior Court for Essex County within four months after the thirty day period expires.

   If

  . no suit is filed within four months to determine the value of the stock,

  . any such suit is dismissed as to that stockholder, or

  . the stockholder withdraws his objection in writing with the written approval of MicroTouch, the stockholder will have only the rights of a nondissenting stockholder to receive the $21.00 per share payable in the Merger, in accordance with the Merger Agreement. After the special meeting, a dissenting stockholder will not be entitled to notices of meetings of stockholders, to vote at any such meeting or to receive dividends. Under Massachusetts statutory law, the enforcement by a dissenting stockholder of such stockholder's right to receive payment for his shares in the manner provided by Sections 85 through 98, inclusive, of the MBCL is stated to be the exclusive remedy of a stockholder objecting to the Merger Agreement, except upon the grounds that consummation of the Merger will be or is illegal or fraudulent as to that stockholder. The Massachusetts Supreme Judicial Court, however, has held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in cases where violations of fiduciary duty are found.

   Stockholders who receive cash for their shares of MicroTouch stock upon exercise of dissenters' rights will realize taxable gain or loss. See "FEDERAL INCOME TAX CONSEQUENCES."

   Any stockholder who desires to exercise appraisal rights should carefully review the provisions of Massachusetts law set forth in Appendix C and is advised to consult his or her legal advisor before exercising or attempting to exercise appraisal rights.

                        FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder as consideration for the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be, and the adjusted tax basis of such Shares. Gain or loss will be calculated separately for each block of Shares that have the same holding period and adjusted tax basis. If Shares converted into cash in the Merger are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year.

   A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) whose Shares are converted into cash in the Merger may be subject to a 31% federal backup withholding tax unless the shareholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding tax rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding tax may be subject to a penalty imposed by the IRS. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding tax.

   If U.S. Federal backup withholding tax applies to a shareholder, 31% may be withheld from payments to such shareholder. Backup withholding tax is not an additional tax. Rather, the amount of the backup withholding tax can be credited against the U.S. federal income tax liability of the person subject to the backup withholding tax, provided that the required information is given to the IRS. If backup withholding tax results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

   The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, insurance companies, tax-exempt organizations, partnerships, dealers or traders in securities and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Except as set forth below, no person or group, to the knowledge of the Company, owns five percent or more of the Common Stock.

   The following table sets forth information as of January 8, 2001 with respect to the amount of the Company's Common Stock held by each director, the Company's Chief Executive Officer and its next four most highly compensated executive officers during the fiscal year ended December 31, 2000, and all directors and current executive officers as a group. Information is given as of September 30, 2000 for Dimensional Fund Advisors Inc. In each case, the beneficial owner of the shares shown has sole voting and sole investment power:

                                                       Common Shares
                                                       Beneficially  Percentage
Name and Address(1)                                        Owned       Owned
-------------------                                    ------------- ----------
Minnesota Mining and Manufacturing Company (2)........   7,232,633      80.6%
 3M Center
 St. Paul, MN 55144
Dimensional Fund Advisors Inc. .......................     564,200       7.3%
 1299 Ocean Avenue
 Santa Monica, CA 90401
James D. Logan (3)....................................      50,000       0.6%
Peter Brumme (4)......................................      25,000       0.3%
D. Westervelt Davis...................................           0       0.0%
Geoffrey P. Clear.....................................           0       0.0%
Robert J. Senior (5)..................................      27,300       0.4%
Peggy Kubicz Hall.....................................           0       0.0%
Ronald A. Weber.......................................           0       0.0%
Andrew H. Wong........................................           0       0.0%
Barry Waxman..........................................           0       0.0%
Robert Becker.........................................           0       0.0%
Directors and Current Executive Officers as a group...     102,300       1.3%
 (12 individuals; consists of options to acquire
 102,300 shares which are
 exercisable within 60 days of 1/8/01)

--------
 (1) The address for all executive officers and directors of the Company is c/o MicroTouch Systems, Inc., 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844.
 (2) Includes 1,291,873 shares reported as beneficially owned by 3M that are issuable if the Option described above under "The Stock Option Agreement" is exercised in full. 3M disclaims beneficial ownership of the shares that are subject to the Option.
 (3) Consists of options to acquire 50,000 shares that are exercisable within 60 days of 1/8/01.
 (4) Consists of options to acquire 25,000 shares that are exercisable within 60 days of 1/8/01.
 (5) Consists of options to acquire 27,300 shares that are exercisable within 60 days of 1/8/01.

                       INFORMATION CONCERNING MICROTOUCH

   MicroTouch is a leading supplier of touch and pen sensitive input systems including touchscreens. The Company's principal products are its touch sensitive screens, which are based on the Company's two primary technologies-- analog capacitive sensing (referred to as ClearTek(R)) and resistive membrane (known as TouchTek(TM)). In both the capacitive and resistive membrane cases, the screens are configured to CRT monitors and flat panel displays. The Company believes its touchscreens are well suited for a wide variety of markets and applications where ease of use, speed, accuracy and durability are desirable.

   Over the last decade, the use of personal computers has grown in a wide range of applications. As a result, demand has increased for products that make these systems more accessible to a broader range of users. For example, the development of graphical user interfaces ("GUIs"), such as Microsoft Windows, has allowed information to be displayed in an easy to understand graphic manner. Touch products address this demand by allowing both trained and untrained computer users to interact with computers in a natural and intuitive manner.

   Touchscreens allow individuals to access information and interact with a computer simply by touching the computer's screen with a finger. Because pointing is a natural instinct, touchscreens offer a highly intuitive computer interface. Touchscreens are designed to allow users to interact with their system without the use of a keyboard, mouse or trackball. Accordingly, the ease of use offered by touchscreen-based systems makes them well suited both for applications for the general public and for specialized applications for trained computer users.

   The Company has expanded its product line primarily through internal development as well as acquisitions in the past. Technologies acquired through acquisition include ThruGlass and resistive membrane technology.

                  INFORMATION CONCERNING 3M AND THE PURCHASER

   The Purchaser was organized to acquire the Company and has not conducted any unrelated activities since its organization.

   3M is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, the company's original product. Coating and bonding is the process of applying one material to another, such as abrasive granules to paper or cloth (coated abrasives), adhesives to backing (pressure-sensitive tapes), ceramic coating to granular mineral (roofing granules), glass beads to plastic backing (reflective sheeting), and low-tack adhesives to paper (repositionable notes).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed by the Company (File No. 000-20215) with the Commission are incorporated by reference in this Information
Statement:

   -The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on February 29, 2000;

   -The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2000, filed with the Commission on May 16, 2000;

   -The Company's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000, filed with the Commission on August 15, 2000;

   -The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed with the Commission on November 9, 2000; and

   -The Company's Current Report on Form 8-K filed with the Commission on November 20, 2000.

   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents.

   Any statements contained in a document incorporated by reference herein or contained in this Information Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modified or superseded such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. This Information Statement incorporates documents by reference that are not presented in or delivered with this Information Statement. These documents are available upon request from Geoffrey P. Clear, MicroTouch Systems, Inc., 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844. In order to ensure timely delivery, any request should be made by January 23, 2001.

                             AVAILABLE INFORMATION

   The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information the Company files at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Company's filings are also available to the public at the web site maintained by the Commission at http://www.sec.gov.

                                 OTHER MATTERS

   Management does not know of any matters to be presented at the special meeting other than the matters described in this Information Statement.

                             STOCKHOLDER PROPOSALS

   Upon completion of the Merger, all of the outstanding Shares will be held and voted by 3M. As a result, MicroTouch will not solicit proxies in connection with an annual meeting of stockholders. If the Merger is not consummated, to be considered for inclusion in the Proxy Statement related to the 2001 annual meeting of stockholders, stockholder proposals would need to be received no later than January 25, 2001. To be considered for presentation at the 2001 Annual Meeting, although not included in the Proxy Statement, proposals must be received no later than April 9, 2001. All stockholder proposals should be marked for the attention of Chief Financial Officer, MicroTouch Systems, Inc., 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844.

January 11, 2001

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               November 13, 2000

                                  BY AND AMONG

                  MINNESOTA MINING AND MANUFACTURING COMPANY,

                           EQUINOX ACQUISITION, INC.

                                      AND

                            MICROTOUCH SYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I...............................................................    2
    Section 1.1  The Offer..............................................     2
    Section 1.2  Company Actions........................................     3
    Section 1.3  Directors..............................................     4
    Section 1.4  The Merger.............................................     5
    Section 1.5  The Closing; Effective Time............................     5
    Section 1.6  Subsequent Actions.....................................     6
    Section 1.7  Articles of Organization; By-laws; Directors and
                  Officers of the Surviving Corporation.................     6
 ARTICLE II..............................................................    6
    Section 2.1  Effect on Capital Stock................................     6
    Section 2.2  Exchange of Certificates...............................     8
 ARTICLE III.............................................................    9
    Section 3.1  Organization and Qualification; Subsidiaries...........     9
    Section 3.2  Articles of Organization and By-laws...................    10
    Section 3.3  Capitalization.........................................    10
    Section 3.4  Power and Authority; Authorization; Valid and Binding..    11
    Section 3.5  No Conflict; Required Filings and Consents.............    11
    Section 3.6  SEC Reports; Financial Statements......................    12
    Section 3.7  Absence of Certain Changes.............................    12
    Section 3.8  Litigation and Liabilities.............................    13
    Section 3.9  No Violation of Law; Permits...........................    13
    Section 3.10 Employee Matters; ERISA................................    13
    Section 3.11 Labor Matters..........................................    15
    Section 3.12 Environmental Matters..................................    15
    Section 3.13 [Intentionally Omitted.]...............................    16
    Section 3.14 Brokers................................................    16
    Section 3.15 Tax Matters............................................    16
    Section 3.16 Intellectual Property..................................    17
    Section 3.17 Insurance..............................................    18
    Section 3.18 Contracts and Commitments..............................    18
    Section 3.19 Title To Assets........................................    19
    Section 3.20 State Takeover Statutes................................    19
    Section 3.21 Rights Agreement.......................................    19
    Section 3.22 Product Warranty.......................................    19
    Section 3.23 Product Liability......................................    20
    Section 3.24 Opinion of Financial Advisor...........................    20
 ARTICLE IV..............................................................   20
    Section 4.1  Existence; Corporate Authority.........................    20
    Section 4.2  Authorization, Validity and Effect of Agreements.......    20
    Section 4.3  No Violation...........................................    20
    Section 4.4  Interested Shareholder.................................    21
    Section 4.5  Parent Public Reports; Financial Statements............    21
    Section 4.6  Financial Ability to Perform...........................    21
    Section 4.7  Brokers................................................    21
    Section 4.8  Opinion of Financial Advisor...........................    22
    Section 4.9  Litigation.............................................    22

                                                                          Page
                                                                          ----
 ARTICLE V...............................................................  22
    Section 5.1  Interim Operations of the Company......................   22
    Section 5.2  Interim Operations of Parent...........................   24
    Section 5.3  No Solicitation........................................   24
 ARTICLE VI..............................................................  26
    Section 6.1  Preparation of the Proxy Statement; Shareholders
                  Meeting; Offering Circular............................   26
    Section 6.2  Filings; Other Action..................................   27
    Section 6.3  Publicity..............................................   27
    Section 6.4  Further Action.........................................   28
    Section 6.5  Expenses...............................................   28
    Section 6.6  Notification of Certain Matters........................   28
    Section 6.7  Access to Information..................................   28
    Section 6.8  Insurance; Indemnity...................................   29
    Section 6.9  Employee Benefit Plans.................................   30
    Section 6.10 Rights Agreement.......................................   31
 ARTICLE VII.............................................................  31
    Section 7.1  Conditions to Obligations of the Parties to Consummate
                  the Merger............................................   31
    Section 7.2  Additional Conditions to Obligations of Parent and
                  Merger Sub............................................   32
 ARTICLE VIII............................................................  32
    Section 8.1  Termination............................................   32
    Section 8.2  Effect of Termination and Abandonment..................   33
    Section 8.3  Amendment..............................................   34
 ARTICLE IX..............................................................  34
    Section 9.1  Non-Survival of Representations, Warranties and
                  Agreements............................................   34
    Section 9.2  Notices................................................   34
    Section 9.3  Certain Definitions; Interpretation....................   35
    Section 9.4  Headings...............................................   36
    Section 9.5  Severability...........................................   36
    Section 9.6  Entire Agreement; No Third-Party Beneficiaries.........   36
    Section 9.7  Assignment.............................................   36
    Section 9.8  Governing Law..........................................   36
    Section 9.9  Counterparts...........................................   36
    Section 9.10 Confidential Nature of Information.....................   36
 Exhibit A--Conditions of the Offer...................................... A-1
 Exhibit B--List of Shareholders Parties to Shareholders Agreement....... B-1
 Exhibit C--Form of Articles of Organization............................. C-1

                             INDEX OF DEFINED TERMS

Defined Term                                                          Section
------------                                                        ------------
401(k) Plan........................................................      6.11(b)
Acquisition Proposal...............................................       5.3(c)
Acquisition Transaction............................................       5.3(c)
Action.............................................................      6.10(b)
affiliate..........................................................   9.3(a)(ii)
Agreement..........................................................     preamble
Audited Balance Sheet..............................................         3.19
Equinox Acquisition................................................     preamble
Board of Directors.................................................  9.3(a)(iii)
Business Combination...............................................       2.1(c)
Cap................................................................      6.10(a)
Certificates.......................................................       2.2(b)
Closing............................................................          1.5
Closing Date.......................................................          1.5
Code...............................................................       2.2(e)
Company............................................................     preamble
Company Benefit Plan...............................................      3.10(a)
Company Common Shares..............................................     recitals
Company Contracts..................................................         3.18
Company Disclosure Letter..........................................  Article III
Company Employee...................................................      3.10(b)
Company Employees..................................................      3.10(b)
Company ERISA Affiliate............................................      3.10(d)
Company Multiemployer Plan.........................................      3.10(a)
Company Options....................................................          3.3
Company Pension Plan...............................................      3.10(c)
Confidentiality Agreement..........................................       1.2(c)
control............................................................  9.3(a)(iii)
Effective Time.....................................................       1.5(b)
Encumbrance........................................................         3.16
Environmental Claim................................................   3.12(e)(i)
Environmental Laws.................................................  3.12(e)(ii)
Environmental Permits..............................................      3.12(b)
ERISA..............................................................   9.3(a)(iv)
Exchange Act.......................................................       1.1(a)
Exchange Agent.....................................................       2.2(a)
Exchange Fund......................................................       2.2(a)
GAAP...............................................................       3.6(b)
Governmental Entity................................................       3.5(b)
Hazardous Materials................................................ 3.12(e)(iii)
HSR Act............................................................       3.5(b)
Indemnified Party..................................................      6.10(b)
Intellectual Property..............................................         3.16
knowledge..........................................................    9.3(a)(v)
Material Adverse Effect............................................    9.3(a)(i)
MBCL...............................................................          1.1
Merger.............................................................     recitals
Merger Consideration...............................................       2.1(c)
Merger Sub.........................................................     preamble

Defined Term                                                          Section
------------                                                        ------------
Merger Sub Articles of Organization................................       1.4(a)
Net Gain...........................................................       2.1(e)
Option Agreement...................................................     recitals
Parent.............................................................     preamble
Parent Common Stock................................................       2.1(b)
Parent Public Reports..............................................          4.5
Paying Agent.......................................................       2.2(b)
PCBs...............................................................    3.12(iii)
Pension Plan.......................................................      3.10(c)
Person.............................................................   9.3(a)(vi)
Proposing Party....................................................       5.2(b)
Proxy Statement....................................................          6.1
Recommendation.....................................................       3.4(b)
Release............................................................  3.12(e)(iv)
Rights.............................................................     recitals
Rights Agreement...................................................     recitals
SEC................................................................       3.5(b)
SEC Reports........................................................       3.6(a)
Securities Act.....................................................       3.5(a)
Shareholders Agreement.............................................     recitals
Shareholder Approval...............................................       3.4(a)
Shareholder Meeting................................................       6.1(b)
Shareholders.......................................................     recitals
Stock Option Plans.................................................       2.1(e)
Subsidiary......................................................... 9.3(a)(viii)
Superior Transaction...............................................       5.2(b)
Surviving Corporation..............................................          1.4
Tax................................................................      3.15(i)
Tax Return.........................................................      3.15(i)
Taxable............................................................      3.15(i)
Taxes..............................................................      3.15(i)
Termination Date...................................................       8.1(b)
Termination Fee....................................................       8.2(b)
Triggering Event...................................................       8.2(b)
VIP................................................................       6.9(a)

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2000 (this "Agreement"), by and among Minnesota Mining and Manufacturing Company ("Parent") a Delaware corporation, Equinox Acquisition, Inc. a Massachusetts corporation and a wholly owned Subsidiary of Parent ("Equinox Acquisition" or "Merger Sub") and MicroTouch Systems, Inc. (the "Company"), a Massachusetts corporation.

                                  WITNESSETH:

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement (the "Acquisition");

   WHEREAS, in furtherance of the Acquisition, Parent proposes to cause Merger Sub to make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Shares") (and the associated rights ("Rights") issued pursuant to the Rights Agreement, dated as of January 19, 1996, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement")), at a price per share of $21.00, net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer; WHEREAS, also in furtherance of the Acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), pursuant to which, on the terms and subject to the conditions set forth in this Agreement, each issued and outstanding Company Common Share not tendered to and purchased by Merger Sub pursuant to the Offer and not owned by Parent, Merger Sub or the Company (other than Dissenting Shares (as defined in Section 2.1(d)) will be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer in accordance with the Massachusetts Business Corporation Law (the "MBCL");

   WHEREAS, the Board of Directors of the Company (the "Company Board") has resolved to recommend that all holders of Company Common Shares ("Shareholders") accept the Offer, tender their Company Common Shares pursuant to the Offer and approve this Agreement and the Merger, and has determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders;

   WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, and in the best interests of their respective corporations and shareholders and have approved the Merger;

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the shareholders of the Company listed on Exhibit B hereto have executed and delivered a Shareholders Agreement (a "Shareholders Agreement"), dated as of this date, pursuant to which those shareholders are agreeing to tender their Company Common Shares into the Offer;

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the Company have executed and delivered a Stock Option Agreement (an "Option Agreement"), dated as of this date, pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, up to 1,291,873 Company Common Shares, with an exercise price of $21.00 per share; and

   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows (certain capitalized but undefined terms used herein are defined in Section 9.3):

                                   ARTICLE I

   Section 1.1 The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of the public announcement of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment or pay for any Company Common Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A hereto. The initial expiration date of the Offer shall be January 3, 2001 (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Merger Sub expressly reserves the right to waive any condition to the Offer or to modify the terms of the Offer, in each case in its sole discretion; provided, however, that without the consent of the Company, Merger Sub shall not (i) reduce the number of Company Common Shares subject to the Offer, (ii) reduce the price per Company Common Share to be paid pursuant to the Offer or change the form or time of delivery of consideration, (iii) amend or waive the Minimum Tender Condition (as defined in Exhibit A hereto) or add to the conditions set forth in Exhibit A hereto, (iv) except as provided below in this Section 1.1(a), extend the Offer, or (v) otherwise amend the terms of the Offer in any manner adverse to the holders of Company Common Shares. Notwithstanding the foregoing, Merger Sub may, at any time and from time to time, and, in each case, subject to Section 8.1 hereof, take one or more of the following actions without the consent of the Company: (A) extend the Offer for one or more periods of time that Merger Sub reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept Company Common Shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof that is applicable to the Offer or (C) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (A) or (B) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligation to accept Company Common Shares for payment (including the Minimum Tender Condition) are satisfied or waived, but the number of Company Common Shares validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding Company Common Shares (determined on a fully diluted basis for all outstanding stock options, convertible securities and any other rights to acquire Company Common Stock on the date of purchase). Without limiting the rights of Merger Sub to extend the Offer pursuant to the immediately preceding sentence, Parent and Merger Sub agree that if (I) (x) all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer, (y) such conditions are reasonably capable of being satisfied within 30 days after the initial expiration date of the Offer and (z) the Company is in compliance with all of its covenants in this Agreement, or (II) any rule, regulation, interpretation or position of the SEC or the staff thereof that is applicable to the Offer requires an extension of the Offer, then Merger Sub shall extend the Offer for one or more periods of time that Merger Sub reasonably believes are necessary to cause the conditions of the Offer to be satisfied, until all such conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this sentence beyond the 30th day after the initial expiration date of the Offer, unless otherwise required pursuant to (II) above. Subject to Section 8.1 hereof, Merger Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, following its acceptance of Company Common Shares for payment pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Company Common Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

   (b) As soon as practicable on the date of commencement of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (such Tender Offer Statement, together with all amendments and supplements thereto, the "Schedule TO"), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents contained therein pursuant to which the Offer will be made, in each case together with all supplements and amendments thereto, the "Offer Documents"). Parent and Merger Sub (i) agree that, on the date on which the Schedule TO is filed with the SEC and on each date on which any amendment or supplement to any Offer Document is filed with the SEC, the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represent and warrant that, on the date first published, sent or given to Shareholders, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any of its officers or directors specifically for inclusion or incorporation by reference in any Offer Document. Each of Parent and Merger Sub (or the Company, in the case of any information supplied by or on behalf of the Company or any of its officers or directors specifically for inclusion or incorporation by reference in any Offer Document) agree promptly to correct any information contained in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents to reflect such correction and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal and state securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents (including, without limitation, any amendment or supplement thereto) prior to their filing with the SEC or dissemination to the Shareholders. Parent and Merger Sub shall provide the Company and its counsel in writing with any written comments (and orally, with any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent and Merger Sub to any such comments.

   (c) The parties hereto agree to promptly file with the Commonwealth of Massachusetts any registration statement relating to the Offer required to be filed pursuant to Chapter 110C of the Massachusetts General Laws. Parent and Merger Sub shall disseminate to the Shareholders the information contained in any such registration statement relating to the Offer required to be filed pursuant to 110C of the Massachusetts General Laws, in each case to the extent and within the time period required by 110C of the Massachusetts General Laws.

   (d) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase all Company Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

   Section 1.2 Company Actions. (a) Subject to Section 5.3, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation (as defined in Section 3.4(b)), and the Company shall not permit the Recommendation or any component thereof to be modified in any manner adverse to Parent or Merger Sub or withdrawn by the Company Board or in any other manner, except as provided in this Agreement.

   (b) On the date on which the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 under the Exchange Act with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") in which the Company makes the recommendations referred to in Section 3.4(b), subject to any permitted withdrawal or modification thereof in accordance with this Agreement, and shall mail the Schedule 14D-9 to the

Shareholders. The Company shall include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's designees for directors of the Company as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and shall use its reasonable efforts to have the Schedule 14D-9 available for inclusion in the initial mailing of the Offer Documents to the Shareholders. The Company (i) agrees that on the date on which the Schedule 14D-9 is filed with the SEC and on each date on which any amendment or supplement to the Schedule 14D-9 is filed with the SEC, the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represents and warrants that, on the date filed with the SEC and on the date first published, sent or given to Shareholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub pursuant to this Agreement specifically for inclusion in the Schedule 14D-9. The Company (or Parent and Merger Sub, with respect to information supplied by Parent or Merger Sub pursuant to this Agreement specifically for inclusion in the Schedule 14D-9) shall promptly correct any information contained in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 to reflect such correction and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent, Merger Sub and their counsel in writing with any written comments (and orally, with any oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

   (c) In connection with the Offer and the Merger, the Company shall as promptly as reasonably practicable but, in any event, within two business days after the date hereof, furnish, or cause its transfer agent to furnish, Merger Sub promptly with mailing labels containing the names and addresses of all record holders of Company Common Shares as of a recent date and, as soon as practicable thereafter, of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of Shareholders, security position listings and computer files) as Merger Sub or Parent may reasonably request in communicating the Offer to Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence pursuant to the Confidential Disclosure Agreement dated September 27, 2000 between Parent and the Company (the "Confidentiality Agreement") the information contained in any such labels, listings and files, and shall use the information referred to in this Section 1.2(c) solely for the purpose of communicating the Offer and disseminating any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information then in their possession.

   Section 1.3 Directors. Promptly upon the satisfaction of the Minimum Tender Condition and the acceptance for payment of, and payment by Merger Sub for, any Company Common Shares pursuant to the Offer, Merger Sub shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded down to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) a fraction, the numerator of which is the number of Company Common Shares so accepted for payment and paid for by Merger Sub and the denominator of which is the number of Company Common Shares outstanding at the time of acceptance for payment of Company Common Shares pursuant to the Offer, and the Company shall, promptly upon such designation by Merger Sub, cause Merger Sub's designees to be elected or appointed to the Company Board; provided, however, that during the period commencing with the election or appointment of Merger Sub's designees to the Company Board until the Effective Time or earlier termination of this Agreement, the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors"); and provided further, however, that if during such period the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill any such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, affiliates, associates or shareholders of Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent for the purpose of effecting any such election or appointment of Merger Sub's designees. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or accept the resignations (which resignations the Company will obtain on or before the date of this Agreement, and which resignations shall only be effective as of the time of, and shall be conditional upon, acceptance for payment of any Company Common Shares pursuant to the Offer) of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board as provided above. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than Merger Sub's designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

   Section 1.4 The Merger. (a) Subject to the terms and conditions of this Agreement and in accordance with the MBCL, at the Effective Time, Merger Sub will merge with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

   (b) At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become, by operation of law, the debts, liabilities, obligations and duties of the Surviving Corporation. The name of the Surviving Corporation shall be "3M MicroTouch Systems, Inc." and the purpose thereof shall be as set forth in Section 2 of the Articles of Organization of the Surviving Corporation.

   Section 1.5 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Parent, in St. Paul, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place, time and/or date as the Company and Parent shall agree in writing (the date on which the Closing occurs, the "Closing Date").

   (b) Prior to the Closing, Parent shall prepare and give the Company and its counsel an adequate opportunity to review, and on the Closing Date, the Company and Merger Sub shall cause articles of merger in respect of the Merger to be properly executed and filed with the Secretary of State of the Commonwealth of Massachusetts under the relevant provisions of the MBCL and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time at which the articles of merger shall be duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later time reflected in the articles of merger as shall be agreed by the Company and Parent (the time that the Merger becomes effective being the "Effective Time").

   Section 1.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

   Section 1.7 Articles of Organization; By-laws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Parent, Merger Sub and the Company prior to the Closing, at the Effective Time:

     (a) The Articles of Organization of the Company (the "Company Articles of Organization") shall be amended at the Effective Time to read in the form of Exhibit C hereto and, as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the provisions of Section 6.8(c);

     (b) Subject to the provisions of Section 6.8(c), the By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the Company Articles of Organization and the By-laws of the Company, as applicable) the By-laws of the Surviving Corporation;

     (c) The officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

     (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II

   Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any
Shareholder:

     (a) Capital Stock of Merger Sub. All of the issued and outstanding shares of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") shall be converted into an equal number of fully paid and nonassessable shares of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), which will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub Common Stock will be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Company Common Share that is owned directly by the Company (as treasury stock), Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, without payment of any consideration in respect thereof.

     (c) Conversion of Company Common Shares. (i) Subject to Sections 2.1(b) and 2.1(d), each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from the Surviving Corporation the highest price per Company Common Share paid pursuant to the Offer.

     (ii) The cash payable upon the conversion of Company Common Shares pursuant to this Section 2.1(c) is referred to collectively as the "Merger Consideration." At the Effective Time all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (d) Dissenters' Rights. (i) Notwithstanding any provision of this
  Section 2.1 to the contrary, any Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by a Shareholder who has not voted such Company Common Shares in favor of this Agreement and who has properly exercised, preserved and perfected dissenters' rights with respect to such Company Common Shares in accordance with the MBCL, including Sections 86 through 98 thereof (the "Dissenting Provisions") and, as of the Effective Time, has neither effectively withdrawn nor lost its right to exercise such dissenters' rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(c), but the holder thereof will be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenting Provisions.

     (ii) Notwithstanding the provisions of Section 2.1(c), if any holder of Company Common Shares who demands dissenters' rights with respect to its Company Common Shares under the MBCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Shareholder's Company Common Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c), without interest thereon, upon surrender of the certificate or certificates formerly representing such Company Common Shares.

     (iii) The Company will give Parent (x) prompt notice of any written intent to demand payment of the fair value of any Company Common Shares, withdrawals of such demands and any other instruments served pursuant to the MBCL received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to dissenters' rights under the MBCL. The Company may not voluntarily make any payment with respect to any exercise of dissenters' rights and may not, except with the prior written consent of Parent, settle or offer to settle any such dissenters' rights.

     (e) Termination and Satisfaction of Company Options. As of the Effective Time, each Company Option issued under either (i) the Company's 1992 Equity Incentive Plan, (ii) the Company's 1994 Directors Stock Option Plan, or
  (iii) the Company's 1998 Employee and Consultant Non-Qualified Stock Option Plan (collectively the "Stock Option Plans") and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash an amount equal to the "Net Gain" attributable to such Company Option. At the Effective Time all such Company Options shall no longer be outstanding and shall automatically be cancelled and terminated and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Net Gain attributable thereto. For purposes of this Agreement, the term "Net Gain" with respect to a Company Option shall mean the product of (x) the excess of the Merger Consideration over the exercise price per Company Common Share of such Company Option, and (y) the number of Company Common Shares subject to such Company Option. Immediately prior to the Effective Time, Parent shall provide or cause to be provided to the Company in a timely manner the funds necessary to pay the aggregate amount of "Net Gains" attributable to all Company Options that the Company becomes obligated to pay pursuant to this Section 2.1(e). The Company shall make all payments of "Net Gains" required by this Section 2.1(e) immediately prior to the Effective Time, although it shall deduct and withhold from the amounts otherwise payable pursuant to this Section 2.1(e) such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986 (the "Code") or any other applicable state, local or federal tax law or tax laws of foreign jurisdictions. To the extent that amounts are so withheld by the Company, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Option in respect of which such withholding was made by the Company. The Surviving Corporation will promptly comply with all tax laws requiring it to forward such withheld taxes and/or pay its own taxes to the responsible Governmental Entity, as well as reporting the amount of income resulting from the payments made pursuant to this Section 2.1(e).

   Section 2.2 Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration (the "Paying Agent") upon surrender of Certificates, and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(c) and any payments that holders of Dissenting Shares become entitled to under Section 2.1(d) (such cash being hereinafter referred to as the "Exchange Fund"), upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be for the benefit of, and shall be paid to, Parent. If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Company Common Shares and Dissenting Shares shall be entitled under this Section 2.2(a), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (referred to hereinafter individually as a "Certificate" and collectively as "Certificates") that immediately prior to the Effective Time represented outstanding Company Common Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate the Merger Consideration or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Shares. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificate. At the Effective Time the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

     (d) No Liability. To the fullest extent permitted by applicable law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.5(b)), any such Merger Consideration in respect thereof shall, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

     (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Surviving Corporation or Paying Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Shares for six months after the Effective Time shall be returned to Parent, upon demand, and any holder of Company Common Shares shall look as a general creditor only to Parent for payment of such cash to which such holder may be due subject to applicable law.

     (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

     (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Company Common Shares.

                                  ARTICLE III

   Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

   Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized and validly existing under the laws of The Commonwealth of Massachusetts and with respect to which no articles of dissolution have been filed. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

   (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all pledges and security interests, except for a de minimis number of shares of capital stock of certain Subsidiaries that, due to the requirements of local law, must be held by the managing director (or other Person with comparable duties or responsibilities) of the Subsidiary who resides in the jurisdiction of incorporation. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. The Company Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of the Company.

   (c) Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any capital stock of, or other equity or voting or similar interest (including a joint venture interest) in any Person or has any monetary or other obligation or made any commitment to acquire any such interest or make any such investment.

   Section 3.2 Articles of Organization and By-laws. The Company has furnished, or otherwise made available, to Parent a complete and correct copy of the Company's Articles of Organization and its By-laws, each as amended to the date of this Agreement. Such Articles of Organization and By-laws are in full force and effect. The Company is not in violation of any of the provisions of the Articles of Organization or By-laws.

   Section 3.3 Capitalization. As of November 10, 2000, the authorized capital stock of the Company consists of 20,000,000 Company Common Shares, and 500,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), of which 100,000 shares are designated as shares of Series A Junior Participating Preferred Stock, $0.01 par value per share ("Company Preferred Shares"). As of November 10, 2000, (a) 6,491,823 Company Common Shares were outstanding, (b) 6,491,823 Rights issued pursuant to the Rights Agreement were outstanding, (c) Company Options to purchase an aggregate of 1,755,486 Company Common Shares were outstanding, all of which were granted under the 1992 Equity Incentive Plan, 1994 Directors Stock Option Plan and 1998 Employee and Consultant Non-Qualified Stock Option Plan (collectively, the "Stock Option Plans"), 1,755,486 Company Common Shares were reserved for issuance upon the exercise of outstanding Company Options, 1,206,159 Company Common Shares were reserved for future grants under the Stock Option Plans and 100,000 Company Preferred Shares were reserved for issuance under the Rights Agreement, (d) 1,937,776 Company Common Shares were held by the Company in its treasury, and
(e) no shares of capital stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Since November 10, 2000, the Company (i) has not issued any Company Common Shares other than upon the exercise of Company Options, (ii) has granted no Company Options to purchase Company Common Shares under the Stock Option Plans or otherwise, and
(iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Company Options. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company, the Parent or the Surviving Corporation pursuant to any Company Benefit Plan, including the Stock Option Plans. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. No Company Common Shares have been repurchased by the Company or any of its Subsidiaries since May 10, 2000. For purposes of this Agreement, "Company Options" shall mean subscriptions, options (including those granted under the Stock Option Plans), warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company, whether or not then exercisable by their terms.

   Section 3.4 Power and Authority; Authorization; Valid and Binding. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger and this Agreement by an affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Shares (the "Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company (other than the Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation (subject to the Shareholder Approval) of the Company enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (b) The Board of Directors, at a meeting duly called and held, or by unanimous written consent, has adopted resolutions (x) determining that the terms of this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (y) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(z) resolving to recommend that the Shareholders accept the Offer and tender their Company Common Shares pursuant to the Offer (the determinations, approvals and recommendations of the Company Board being hereinafter collectively referred to as the "Recommendation"). Assuming the accuracy of Parent's and Merger Sub's representation in Section 4.4, such resolutions are necessary to render inapplicable to Parent and Merger Sub and this Agreement and the transactions contemplated hereby, including the Offer and the Merger, the provisions of Chapter 110C (assuming the requirement that the terms of the Offer be furnished to the Shareholders is satisfied), Chapter 110D and Chapter 110F of the MBCL.

   Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, will not (i) violate or conflict with the Articles of Organization or the By-laws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals and authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, other than the filings required under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, (iii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals and authorizations referred to in paragraph (b) below, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, result in the loss of any benefit under (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

   (b) Except for applicable requirements under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for applicable requirements under antitrust laws of any foreign jurisdiction, the filing of articles of merger with respect to the Merger as required by the MBCL and other filings with states in which the Company is qualified to do business, filings with the SEC under the Securities Act, and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of the Nasdaq Stock Market or any other stock exchange on which the Company Common Shares are listed, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity, domestic or foreign, or any securities exchange or other self-regulatory body, domestic or foreign (each a "Governmental Entity"), is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

   Section 3.6 SEC Reports; Financial Statements. (a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 1998, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "SEC Reports"), and, with respect to the SEC Reports filed by the Company after the date hereof and prior to the Closing Date, will deliver or make available to Parent all of its SEC Reports in the form filed with the SEC. The SEC Reports
(i) were (and any SEC Reports filed after this date will be) in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any SEC Reports filed after the date hereof and prior to the Closing Date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements of the Company, including all related notes and schedules, contained in the SEC Reports (or incorporated therein by reference) fairly present (or, with respect to financial statements contained in the SEC Reports filed after this date, will fairly present) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated subsidiaries for the respective periods indicated, in each case have been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

   Section 3.7 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to this date (which SEC Reports for the period ended September 30, 2000 will not contain financial statements that are materially different from those financial statements for such period that were previously provided to Parent and Merger Sub and included in the Company Disclosure Letter), (a) since September 30, 2000, the Company and each of its Subsidiaries has conducted its business in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would be expected to have a Material Adverse Effect and (b) since September 30, 2000, there has not been any action by the Company which if taken after the date hereof would constitute a breach of Section 5.1 hereof.

   Section 3.8 Litigation and Liabilities. (a) Except as disclosed in the SEC Reports filed prior to this date, or in the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, proceedings (including condemnation proceedings) or hearings, pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

   (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, (absolute, accrued, contingent or otherwise), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2000 included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2000 consistent with past practice which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect, (iii) liabilities permitted to be incurred pursuant to Section 5.1 or (iv) liabilities or obligations relating to matters disclosed in the Company Disclosure Letter.

   Section 3.9 No Violation of Law; Permits. The business of the Company and each of its Subsidiaries is not in violation of any statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Company and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, with respect to each of the matters herein, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect, nor has the Company been advised that any Governmental Entity has proposed issuing or requesting any of the foregoing.

   Section 3.10 Employee Matters; ERISA. (a) Set forth in the Company Disclosure Letter is a complete list of each Company Benefit Plan. The term "Company Benefit Plan" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in case of each of (i) and
(ii) with respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise) sponsored or maintained for its United States employees. As of the date hereof, neither the Company nor any Subsidiary of the Company or other entity considered to be a single employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate") is a party to any Company Multiemployer Plan. The term "Company Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which the Company or any Subsidiary of the Company, or any Company ERISA Affiliate of the Company has or may have any liability (accrued, contingent or otherwise). No current or future liabilities for plans or arrangements similar to those described in subsections (i) and (ii) above sponsored or maintained by either the Company or any Subsidiary and in effect for employees of the Company's Subsidiaries outside the United States would have or reasonably be expected to have a Material Adverse Effect.

   (b) The Company has provided or made available, or has caused to be provided or made available, to Parent (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan, including all amendments, written interpretations (which interpretation could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Company Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary of the Company (each, a "Company Employee" and collectively, the "Company Employees") relating to each Company Benefit Plan (which communication could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan).

   (c) All Company Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code (each, an "Company Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Company Disclosure Letter or in the SEC Reports filed prior to this date, there is no pending or, to the Company's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Company Benefit Plans or Company Employees that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect.

   (d) No Company Benefit Plan nor any plan sponsored by any Subsidiary or any Company ERISA Affiliate is subject to Title IV of ERISA.

   (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Company Benefit Plan have been made.

   (f) Except as set forth in the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (except as may be required by law), distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any Subsidiary of the Company or Parent to amend or terminate any Company Benefit Plan. Except as set forth in the Company Disclosure Letter, no payment or benefit which will or may be made by the Company, any Subsidiary of the Company, Parent or any of their respective affiliates with respect to any Company Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

   (g) Set forth in the Company Disclosure Letter is a list of all outstanding and unexercised options granted under the Company's Stock Option Plans, specifying the name of each optionee, the date on which each option was granted, the number of shares that may be purchased pursuant to each option, the exercise price at which such shares may be purchased, the vesting period for each option, and the expiration date of each option. Immediately prior to the Closing, there will be no Company Options outstanding.

   Section 3.11 Labor Matters. Except as set forth in the SEC Reports filed prior to this date, and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there is no (i) work stoppage, slowdown, lockout or labor strike against the Company or any Subsidiary of the Company by Company Employees (or any union that represents them) pending or, to the knowledge of the Company, threatened, or (ii) alleged unfair labor practice, labor dispute (other than routine grievances), union organizing activity or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts with a labor union or labor organization. The Company is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages and laws, except for such noncompliance which, either individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries having total annual compensation of more than $50,000 has given oral (within the two months immediately preceding the date of this Agreement) or written notice of intent to terminate such employee's employment.

   Section 3.12 Environmental Matters. Except (1) as set forth in the SEC Reports filed prior to this date, or in the Company Disclosure Letter; and (2) for those matters that do not, individually or in the aggregate, have or are reasonably expected to have a Material Adverse Effect (for purposes of Section 3.12(c)(ii), 3.12(c)(iii) (relating to any real or personal property not owned by the Company or its Subsidiaries at present or in the past), 3.12(d)(ii) and 3.12(e) (relating to property not owned by the Company or its Subsidiaries at present or in the past) only, the dollar thresholds for determining whether a matter or matters constitute a Material Adverse Effect shall be $1,000,000 individually or $6,000,000 in the aggregate):

     (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

     (b) The Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits. All Environmental Permits of the Company and its Subsidiaries are listed in the Company Disclosure Letter referencing this Section 3.12(b), and the Company and its Subsidiaries previously has made available to Parent and Merger Sub true, correct and complete copies of all such Environmental Permits.

     (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries,
  (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries, or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or operates, in whole or in part.

     (d) There have been no Releases of any Hazardous Material that the Company reasonably believes form the basis of any Environmental Claim (i) against the Company or any of its Subsidiaries, or (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries.

     (e) None of the properties owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

   For purposes of this Agreement:

     (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, requirements and regulations relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

     (iii) "Hazardous Materials" means (A) any petroleum or any by- products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants" or words of similar import under any Environmental Law; and
  (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated under any Environmental Law.

     (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

   Section 3.13 [Intentionally omitted.]

   Section 3.14 Brokers. Set forth in the Company Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries and the expected amounts of such fees and commissions. The Company has previously provided to Parent copies of any agreements giving rise to any such fee or commission.

   Section 3.15 Tax Matters. Except (1) as set forth in the SEC Reports filed prior to this date, and (2) for those matters that do not, individually or in the aggregate, have or are reasonably likely to have a Material Adverse Effect:

     (a) All Tax Returns required to be filed by the Company or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate

  Governmental Entity on or prior to the Effective Time and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all respects.

     (b) All Taxes that are required to be paid by the Company or its Subsidiaries, either (x) have been fully paid on a timely basis (except with respect to matters contested in good faith as set forth in the Company Disclosure Letter) or (y) are adequately reflected as a liability on the Company's or its Subsidiaries' books and records and financial statements and remitted to the appropriate Governmental Entity. All Taxes required to be collected or withheld from third parties by the Company or its Subsidiaries have been collected or withheld.

     (c) The Company and its Subsidiaries have made due and sufficient accruals and reserves for their respective liabilities for Taxes in their respective books and records and financial statements.

     (d) The Company and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to Taxes or a Tax assessment or deficiency, which waiver or extension is in effect.

     (e) As of this date, (A) there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiary's Tax liability that (i) were raised by any taxing authority in a communication to the Company or any Subsidiary and (ii) would be individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the SEC Reports filed prior to this date.

     (f) The Company has made available to Parent true and correct copies of the United States federal income and all state income or franchise Tax Returns filed by the Company and its Subsidiaries for each of its fiscal years ended on or about December 31, 1997, 1998 and 1999.

     (g) The Company has not distributed the stock of a "controlled corporation" (as defined in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years or before such time if the distribution was part of a plan (or series of related transactions) of which the Merger is also a part.

     (h) Neither Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Company or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity contract or any other contract of a similar nature with any entity other than Company or any of its Subsidiaries that remains in effect.

   As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

   Section 3.16 Intellectual Property. Neither the Company nor any of its Subsidiaries currently utilizes, any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how (collectively, "Intellectual Property"), except for those which are owned, possessed or lawfully used by the Company or its Subsidiaries in their business operations, and neither the Company nor any of its Subsidiaries infringes upon or unlawfully uses any patented invention, trademark, trade name, service mark, copyright, or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, have a valid license to use or have the right validly to use all patented inventions, trademarks, tradenames, service marks, copyrights, trade secrets, know how and software necessary to carry on their respective businesses except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. All ownership rights, license rights and other rights to use any patented invention, trademark, trade name, service mark, copyright, software (except for commercial software programs that are generally available to the public through dealers in commercial software or directly from the manufacturer which have been licensed to the Company), trade secret or know-how necessary to carry on the businesses of the Company and its Subsidiaries are transferable free of any lien, pledge, charge, security interest or other encumbrance (each, an "Encumbrance"), except the failure of which to be freely transferable would not have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries are aware of any third party infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how owned by the Company or its Subsidiaries.

   Section 3.17 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the SEC Reports filed as of this date, neither the Company nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have or be reasonably be expected to have a Material Adverse Effect.

   Section 3.18 Contracts and Commitments. Set forth in the Company Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Company Contracts") to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

     (a) each distribution, supply, inventory purchase, franchise, license, joint development, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $200,000 which is not cancelable (without material penalty, cost or other liability) within one year;

     (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $100,000;

     (c) each contract, lease, agreement, instrument or other arrangement containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in the business of the Company or compete with any person;

     (d) each joint venture or partnership agreement that is material to the Company and its Subsidiaries taken as a whole; and

     (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

   True and complete copies of the written Company Contracts, as amended to date, that would be required to be filed as exhibits to the Company's Form 10-K if such Form 10-K were being filed on this date, that have not been filed prior to the date hereof as exhibits to the SEC Reports have been delivered or made available to Parent.

   Each Company Contract is valid and binding on the Company, and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Company Contract, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

   Section 3.19 Title to Assets. The Company and its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2000 (the "Latest Balance Sheet") (other than assets disposed of since September 30, 2000 in the ordinary course of business, and properties and assets acquired since September 30, 2000), in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness reflected in the SEC Reports; (ii) liens for Taxes accrued but not yet due; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not reasonably be expected to interfere with the use made or proposed to be made by the Company or any of its Subsidiaries of such property.

   Section 3.20 State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and, assuming the accuracy of Parent's and Merger Sub's representation in Section 4.4, such approval is necessary to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Chapters 110D and 110F of the Massachusetts General Laws to the extent, if any, such chapters are applicable to the transactions contemplated by this Agreement. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation (other than Chapter 110C of the Massachusetts General Laws) applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby or thereby.

   Section 3.21 Rights Agreement. To the best of the Company's knowledge, no "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) has occurred as of this date. This Agreement and the Option Agreement and the consummation of the transactions contemplated hereunder and thereunder, including the Offer and the Merger, have been approved by at least two-thirds ( 2/3) of the Continuing Directors (as defined in the Rights Agreement). The Rights Agreement has been amended so that the execution or delivery of this Agreement, the acquisition or deemed beneficial ownership of any Company Common Shares by Parent or Merger Sub pursuant to the Shareholders Agreement or the Option Agreement, or the exchange of the Company Common Shares for cash in accordance with Article II will not cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) a "Stock Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event. The execution and delivery of this Agreement, the Option Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any Rights or cause the Rights to separate from the Company Common Shares to which they are attached or to be triggered or become exercisable.

   Section 3.22 Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect, subject only to the reserve for product warranty claims as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has provided the Parent on or prior to the date hereof copies of the standard terms and conditions of sale or lease of products for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

   Section 3.23 Product Liability. None of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries, other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect.

   Section 3.24 Opinion Of Financial Advisor.

   The Company has received the written opinion of Broadview International LLC, substantially to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Shareholders is fair to the Shareholders from a financial point of view. A true and complete copy of such opinion has been delivered to Parent.

                                   ARTICLE IV

   Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

   Section 4.1 Existence; Corporate Authority. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not delay the consummation of the Offer or the Merger or materially adversely affect their ability to consummate the Offer or the Merger. Merger Sub is directly and wholly owned by Parent and has conducted no business other than in connection with the transactions contemplated by this Agreement.

   Section 4.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of them of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on their respective parts. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   Section 4.3 No Violation. (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, will not (i) violate or conflict with the Merger Sub's articles of organization, Parent's certificate of incorporation or the bylaws of Parent or Merger

Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective property is bound or affected, other than the filings required under the Exchange Act and the Securities Act, except, in the case of clause (ii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on their ability to consummate the Offer or the Merger.

   (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of articles of merger with respect to the Merger as required by the MBCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which shares of Parent Common Stock are listed, neither Parent nor any of its Subsidiaries (including Merger Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, except where the failure to submit such notice, report or other filing would not, individually or in the aggregate, delay the consummation of the Offer or the Merger or have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign Governmental Entity is required to be obtained by Parent or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, delay the consummation of the Offer or the Merger or have or be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Offer or the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

   Section 4.4 Interested Shareholder. As of the date hereof (excluding any beneficial ownership that may be attributed to Parent or Merger Sub by virtue of any transaction contemplated by this Agreement or by the execution of this Agreement), (i) neither Parent, Merger Sub nor any of their affiliates is, with respect to the Company, an "Interested Shareholder", as such term is defined in Chapter 110F of the MBCL and (ii) neither Parent, Merger Sub nor any of their affiliates beneficially owns any Company Common Shares.

   Section 4.5 Parent Public Reports; Financial Statements. Parent has delivered to the Company true and complete copies of, including all amendments thereto, its Annual Report for the calendar year ended December 31, 1999, the annual report on Form 10-K for the year ended December 31, 1999, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "Parent Public Reports"). The consolidated financial statements of Parent contained in the Parent Public Reports present fairly the financial position of Parent and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The Parent Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   Section 4.6 Financial Ability to Perform. Parent and Merger Sub will have cash funds sufficient as and when needed to pay (a) all cash payments for Company Common Shares tendered in connection with the Offer and the Merger, (b) the aggregate amount of Net Gains attributable to all Company Options that the Company becomes obligated to pay pursuant to Section 2.1(e) of this Agreement, and (c) all related fees and expenses.

   Section 4.7 Brokers. No broker, finder, financial advisor or investment banker and other Person is entitled to any brokerage, finder's, financial advisor's investment banking or other similar fee or commission in connection with the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

   Section 4.8 Opinion Of Financial Advisor.

   Parent has received an oral opinion of Merrill Lynch (which opinion will be confirmed in writing dated the date of this Agreement), substantially to the effect that, as of such date, the consideration to be paid in the Offer and the Merger to the Shareholders is fair to Parent from a financial point of view.

   Section 4.9 Litigation. There is no civil, criminal or administrative action, suit, claim, proceeding, hearing or investigation pending or, to the knowledge of Parent or its Subsidiaries (including Merger Sub), threatened against, or otherwise adversely affecting Parent or its Subsidiaries (including Merger Sub) or any of their respective properties and assets that (a) has or reasonably would be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Offer or the Merger or (b) seeks to materially delay or prevent the consummation of the Offer or the Merger or otherwise prevent either Parent or Merger Sub from performing their respective obligations under this Agreement. Neither Parent or its Subsidiaries (including Merger Sub) nor any property or asset of Parent or its Subsidiaries (including Merger Sub) is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would prevent or materially delay consummation of the Offer of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or have or reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Offer or the Merger; provided, however that a material adverse effect with respect to Parent and its Subsidiaries (including Merger Sub), taken as a whole, will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from (i) changes in general business conditions in the input device industry or (ii) the public announcement by the Company or pendency of the Merger.

                                   ARTICLE V

   Section 5.1 Interim Operations of The Company. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof, until the earlier to occur of (a) the termination of this Agreement pursuant to Section
8.1 and (b) the Effective Time (unless Parent shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or expressly disclosed in the Company Disclosure Letter):

     (i) the business of the Company and its Subsidiaries (other than the Company's Subsidiary in Australia) taken as a whole shall be conducted in all material respects in the ordinary and usual course consistent with the Company's past practice and, to the extent consistent therewith, the Company shall use, and shall cause its Subsidiaries to use, reasonable commercial efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it, in each case, consistent with the Company's past practice;

     (ii) the Company shall not issue, deliver, grant or sell any additional Company Common Shares or any Company Options (other than the issuance, delivery, grant or sale of Company Common Shares pursuant to the exercise or conversion of Company Options outstanding as of this date);

     (iii) the Company shall not (A) amend its Articles of Organization or By-laws, amend or take any action under the Rights Agreement (except as set forth in Section 6.10), or adopt any other shareholders rights plan or enter into any agreement with any of its shareholders in their capacity as such; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent corporation; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Company Options (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of Company Options);

     (iv) the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any action that it knows would cause any of its representations and warranties in this Agreement to become inaccurate in any material respect;

     (v) except as expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on this date; the Company shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Company Benefit Plans referred to in Section 3.10); or (C) grant any stock options or other equity related awards;

     (vi) except for borrowings under lines of credit contemplated by the Company Disclosure Letter and trade debt incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of the Company or any wholly-owned Subsidiary);

     (vii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget, a copy of which is attached to the Company Disclosure Letter;

     (viii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to the Company and its Subsidiaries taken as a whole, except pursuant to contracts existing as of this date (the terms of which have been previously disclosed to Parent);

     (ix) neither the Company nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on this date under Company Benefit Plans or as otherwise permitted by this Agreement;

     (x) neither the Company nor any of its Subsidiaries shall acquire any business, including any facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Company Disclosure Letter;

     (xi) The Company shall not change its accounting policies, practices or methods in any manner that materially affects the reported consolidated assets, liabilities or results of operations of the Company, except as required by GAAP, applicable law or by the rules and regulations of the SEC;

     (xii) other than pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action to cause Company Common Shares to cease to be listed on the Nasdaq National Market System;

     (xiii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Company Contract described in clauses (c) and (d) of Section 3.18, or enter into or amend any distribution, supply, inventory purchase, franchise, license, sales agency or advertising contract outside of the ordinary course of business consistent with past practice in scope and amount but in no event for a term (or an extension of a term) beyond the date that is twelve months after the date of this Agreement;

     (xiv) The Company shall not, and shall not cause or permit any of its Subsidiaries to, change or, other than in the ordinary course of business consistent with past practice, make any material Tax election, settle any audit or file any amended Tax Returns, except as required by applicable law;

     (xv) The Company shall not take any action that could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any manner that has or is reasonably expected to have a Material Adverse Effect or (C) any condition to the Offer or the Merger not being satisfied; or

     (xvi) The Company shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

   Section 5.2 Interim Operations of Parent. Parent covenants and agrees as to itself and its Subsidiaries (including Merger Sub) that, after this date, until the earlier to occur of (a) the termination of this Agreement pursuant to
Section 8.1 and (b) the Effective Time (unless the Company shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement), Parent shall not take any action that could reasonably be expected to result in (A) any representation and warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality becoming untrue,
(B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied.

   Section 5.3 No Solicitation.

     (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Acquisition Transaction.

     (b) From and after this date, without the prior written consent of Parent, the Company will not, and will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action (other than public disclosure by the Company in the ordinary course of the Company's business consistent with the Company's past practices) to facilitate the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that, at any time prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Company may, subject to compliance with this
  Section 5.3(b), furnish information to, and negotiate or otherwise engage in discussions with, any Person (a "Proposing Party") who (x) delivers a bona fide written Acquisition Proposal which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or otherwise resulted from a breach of this Section 5.3, and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement and a copy of which will be delivered to Parent promptly after the execution thereof), if, but only if, the Board of Directors determines in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, that such proposal would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably be expected to be completed (a "Superior Transaction").

     (c) The Company shall notify Parent orally and in writing (1) of any such offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals), and any amendments or revisions thereto, (2) whether the Person making such offer or proposal has a class of equity securities that is publicly traded, and whether such Person is a Fortune 500 company, is listed on the New York Stock Exchange or is traded on The Nasdaq National Market, and (3) without requiring the Company to divulge information that reasonably could lead Parent to identify the Person making such offer or proposal, such other information regarding the financial position of the Person making such offer or proposal and such other information as Parent reasonably may request relating to such Person's ability to finance and consummate the Acquisition Transaction so offered or proposed. The foregoing information shall be delivered to Parent as promptly as practicable following the receipt by the Company of such offer or proposal, and the Company shall keep Parent reasonably informed of the status and material terms of any such offer or proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean, with respect to the Company, any proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a portion of the business of the Company or any of its Subsidiaries that generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries. Each of the transactions referred to in clauses (i)--(iv) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, shall be deemed to exclude the Company's Subsidiary in Australia and is referred to as an "Acquisition Transaction". For purposes of this Section 5.1(c), "consolidated net revenues" shall refer to the aggregate revenues of the Company and its Subsidiaries for the 12-month period ending on the last day of the period covered by the most recent Form 10-K report of the Company or, if later, the most recent Form 10-Q report of the Company filed with the SEC.

     (d) If, prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Board of Directors determines in good faith by a majority vote, with respect to any Acquisition Proposal from a Proposing Party for an Acquisition Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, as required by, and in accordance with, Section 5.3(b) above, after the date of this Agreement or did not otherwise result from a breach of this Section 5.3, that, based upon consultations with the Company's independent financial advisors and outside legal counsel, the Acquisition Transaction is a Superior Transaction, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) the Company shall provide Parent three business day's written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Superior Transaction and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the advice of the Company's independent financial advisors and outside legal counsel referred to above shall continue in effect without revocation, revision or modification), the Company shall deliver to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.3(d), (B) wire transfer of immediately available funds in the amount of the Termination Fee, (C) a written acknowledgment from the Company that the termination of this Agreement and the entry into the

  Superior Transaction are a Triggering Event, and (D) a written acknowledgment from each other party to the Superior Transaction that it has read the Company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by the Company, including the payment of the Termination Fee.

     (e) Nothing in this Section 5.3 shall prevent the Board of Directors from taking, and disclosing to the Shareholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under the MBCL (subject, however, to compliance with the balance of this sentence where applicable), and the Board of Directors may prior to the acceptance for payment of Company Common Shares pursuant to the Offer, withdraw, modify or change its Recommendation if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to take such action would be inconsistent with its obligations under applicable law; provided that in the case of a tender offer made by any Person other than Parent or Merger Sub, the Board of Directors shall not recommend that shareholders tender their Company Common Shares in such tender offer unless (i) such tender offer is determined to be a Superior Transaction in accordance with the provisions of Section 5.3(d) and (ii) the Company has provided Parent with not less than three business day's prior written notice of any such action; provided, further, that in no event shall the Company or its Board of Directors take, agree, or resolve to take any action prohibited by Section 5.3(b) or 5.3(d) except as expressly permitted by such Sections.

     (f) Except pursuant to the exercise of its rights in compliance with this Section 5.3, the Company shall not take any action to make the provisions of Chapter 110D or Chapter 110F of the MBCL inapplicable to any Acquisition Transaction in respect of the Company or release any standstill agreements or other similar restrictions, or amend the Rights Agreement, redeem the Rights or take any other action which would result in the Rights Agreement becoming inapplicable to any Person or any Acquisition Transaction prior to the termination of this Agreement in accordance with its terms.

                                   ARTICLE VI

   Section 6.1 Preparation of the Proxy Statement; Shareholders Meeting; Offering Circular.

     (a) If the approval of this Agreement by the Shareholders is required by law, the Company and Parent shall, as promptly as practicable following the expiration of the Offer (provided that the Minimum Tender Condition shall have been satisfied), prepare and file with the SEC a proxy statement or information statement relating to the Shareholder Approval (as amended or supplemented from time to time, the "Proxy Statement") and the Company shall use its commercially reasonable efforts to have the Proxy Statement promptly declared effective by the SEC and to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable following the expiration of the Offer in accordance with the provisions of the MBCL. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

     (b) If the approval of this Agreement by the Shareholders is required by law, the Company shall, as promptly as practicable following the expiration of the Offer (provided that the Minimum Tender Condition shall have been satisfied), establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of the Shareholders (the "Shareholders Meeting") for the purpose of obtaining the Shareholder Approval. Subject to Section 5.3(e), the Company shall, through the Board of Directors, declare advisable and recommend to its Shareholders that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of its approval or recommendation of the Offer, the Merger or this Agreement.

     (c) The Company represents and warrants that the information (other than information with respect to Parent and Merger Sub which is supplied by Parent and Merger Sub in writing to the Company specifically for use in the Proxy Statement) contained in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of such Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such Shareholders Meeting. The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder. Parent and Merger Sub represent and warrant that the information supplied by Parent and Merger Sub in writing to the Company specifically for use in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of the Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting.

     (d) Notwithstanding Section 6.1(a), (b) or (c), in the event that Parent, Merger Sub or any other Subsidiary of Parent acquires, directly or indirectly, at least 90% of the outstanding Company Common Shares pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 82 of the MBCL without a meeting of the Shareholders as soon as practicable after the acceptance for payment and purchase of the Company Common Shares by Parent pursuant to the Offer.

   Section 6.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) make promptly their respective filings, and any other submissions, under the HSR Act with respect to the Merger and the other transactions contemplated hereby, (b) use their reasonable best efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the expiration of the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seek all such consents, approvals, permits, authorizations and waivers, and (c) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such reasonable best efforts shall not include (i) the sale or divestiture of any assets of Parent (or its affiliates) or (ii) the licensing of any Intellectual Property of Parent or its affiliates or Intellectual Property to be acquired under this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent or the Surviving Corporation shall take all such necessary action.

   Section 6.3 Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company, Parent and Merger Sub. Thereafter, subject to their respective legal obligations, the Company, Parent and Merger Sub shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

   Section 6.4 Further Action. Each of the parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, use its reasonable best efforts to perform those further acts and execute those documents as may be reasonably required to effect the transactions contemplated hereby. Each of the parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger. In furtherance of the foregoing, the Company shall use its reasonable best efforts to procure the execution of agreements between the Surviving Corporation and employees of the Company identified by Parent on terms satisfactory to Parent and such employees.

   Section 6.5 Expenses. Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party incurring those expenses except as expressly provided in this Agreement. All reasonable fees and expenses of the Company's financial advisor and legal counsel shall be paid by the Surviving Corporation upon the consummation of the Merger.

   Section 6.6 Notification of Certain Matters.

   Each party shall give prompt notice to the other parties of the following:

     (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied; and

     (b) any facts relating to that party which would make it necessary or advisable to amend the Schedule TO or the Proxy Statement in order to make the statements therein not untrue or misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (c) From time to time after the date of this Agreement and prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Company will promptly supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter which is necessary to correct any information in the Company Disclosure Letter or in any representation and warranty of the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III in order to determine the fulfillment of the conditions set forth in paragraph (d) of Exhibit A, the Company Disclosure Letter delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

   Section 6.7 Access to Information. From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its authorized representatives full access to all books, records (except personnel files), personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Parent to make such copies and inspections thereof as Parent may reasonably request and (iii) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 6.7 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent will endeavor to describe information requests with as much specificity as is practicable. Each of Parent and the Company shall designate a representative to coordinate information and other requests pursuant to this
Section 6.7. All access shall be subject to the condition that such examinations shall be conducted during normal business hours and in a manner designed to minimize to the extent practicable disruption to the normal business operations of the Company.

   Section 6.8 Insurance; Indemnity. (a) Parent will maintain in effect with a carrier reasonably acceptable to the Company for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

   (b) From and after the Effective Time, Parent shall indemnify and hold harmless to the fullest extent permitted under applicable law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Parent shall control the defense of such Action with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Parent, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Parent and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Parent, and Parent shall cause Parent to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Parent shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

   (c) The Surviving Corporation shall keep in effect all provisions in its articles of organization and by-laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the MBCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

   (d) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

   (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   Section 6.9 Employee Benefit Plans. The Company agrees to promptly take all actions necessary to cause the following to occur on or prior to the Closing
Date:

     (a) Merger of 401(k) Plan. As the plan sponsor, the Company will (on or before the Closing Date, except with respect to 6.9(a)(viii) herein, which shall occur as soon as administratively practicable following the Closing
  Date) (i) adopt all amendments to the Company's 401(k) plan (the "401(k) Plan") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) make its matching contributions (in amounts consistent with its practice of making such contributions in prior years) to the accounts of participants in such 401(k) Plan for the plan year ending December 31, 2000, (iii) comply with the 401(k) Plan's provisions with respect to participant loans by placing in default and treating as deemed distributions the amount of any loans outstanding to former employees of the Company which have not been repaid in full (other than the former employees affected by the sale of the Company's Factura business), (iv) obtain the resignations of Geoffrey Clear, James Ragonese and Anne Marie Bell as trustees of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (v) appoint L. Joseph Thompson as successor trustee of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (vi) approve the merger of such 401(k) Plan with the Minnesota Mining and Manufacturing Company Voluntary Investment Plan and Employee Stock Ownership Plan (the "VIP") effective as soon as administratively practicable, but in any event at a time agreed upon by Parent and the Surviving Corporation, which may occur following the Closing Date, (vii) direct the trustees of the 401(k) Plan to prepare for the transfer of the assets and records of such Plan to the trustee of the VIP as soon as reasonably possible following the Closing Date, and (viii) prior to the merger of the 401(k) Plan into the VIP, which may occur following the Closing Date, cause the 401(k) Plan to return sufficient contributions and earnings thereon to the Company's highly compensated employees so that the 401(k) Plan complies with the anti-discrimination provisions of Section 401(k) of the Code for the plan year ending December 31, 2000.

     (b) Termination of Stock Option Plans. As the plan sponsor, the Company will (i) not issue options to purchase Company Common Shares under any of the Stock Option Plans after the date of this Agreement, (ii) cause all of the Company Options issued under the Stock Option Plans and outstanding as of the date of this Agreement to become fully vested and immediately exercisable upon the satisfaction of the Minimum Tender Condition, (iii) exercise its authority under the Stock Option Plans to cause each Company Option still outstanding at the Effective Time of the Merger to be converted into the right to receive in cash an amount equal to the Net Gain attributable to such Company Option, and (iv) cause all of the Stock Option Plans and all of the Company Options outstanding under such Plans to be terminated effective as of the Closing Date, subject to the right of the holders of Company Options to receive the Net Gains attributable to their Company Options as described in Section 2.1(e) hereof.

     (c) Employment Agreements. The Company will assist Parent in (i) identifying those key employees of the Company and its subsidiaries whose continued employment following the Closing Date should be covered by individual employment agreements, and (ii) designing the provisions of such agreements; provided, however, that the Surviving Corporation shall have the final authority to decide which of the Company's employees will be offered such employment agreements. The Company will use reasonable commercial efforts to convince such key employees to enter into such individual employment agreements on or prior to the Closing Date.

   Retention Incentives. The Company will assist Parent in (i) identifying those key employees of the Company and its subsidiaries who should be eligible for retention bonuses/compensation as an incentive for them to continue their employment following the Closing Date, and (ii) designing the terms and conditions of such retention bonuses/compensation; provided, however, that the Surviving Corporation shall have the final authority to decide both the employees eligible for such retention bonuses/compensation as well as the terms and conditions of such bonuses/compensation.

   Termination of Stock Purchase Plan. As the plan sponsor, the Company will
(i) exercise its authority under the 1995 Employee Stock Purchase Plan to treat the Closing Date of the Merger as an Offering Termination Date for purposes of such Plan, (ii) cause each Option in effect under the 1995 Employee Stock Purchase Plan as of such Offering Termination Date to be exercised as of the Closing Date, and (iii) cause the 1995 Employee Stock Purchase Plan and all of the Options outstanding under such Plan to be terminated effective as of the Closing Date, subject to the right of the Option holders to receive the Merger Consideration for the Company Common Shares they become entitled to receive upon the exercise of their Options.

   Participation in 401(k) Plan. The Surviving Corporation shall permit its employees to continue their participation in the 401(k) Plan (if they have not become eligible to participate in the VIP) until such time as the 401(k) Plan is merged into the VIP.

   No Action. Parent shall not take any action following the Effective Time that would cause a breach of the Company's agreements made in this Section 6.9.

   Section 6.10 Rights Agreement. The Board of Directors of the Company shall take all action requested by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated hereby.

                                  ARTICLE VII

   Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

     (a) Shareholder Approval. The Shareholder Approval shall have been obtained, if required by applicable law.

     (b) Legality. No order, decree or injunction (collectively, "Legal Restraints") shall have been entered or issued by any Governmental Entity which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts (using the standard described in Section 6.2(c) of this Agreement) to cause any such order, decree or injunction to be lifted or vacated.

     (c) Antitrust. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and any other approval or waiting period required prior to the Effective Time under any other applicable competition, merger control, antitrust or similar law or regulation of any Governmental Entity shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not
  (x) reasonably be expected to have a Material Adverse Effect (it being understood for purposes of this clause (x) that no party may rely on the failure of this condition to be satisfied if such failure was caused by such party's failure to comply with the terms of Section 6.2) or (y) result in the commission of a criminal offense.

     (d) Purchase of Company Common Shares in the Offer. Merger Sub shall have previously accepted for payment and paid for the Company Common Shares pursuant to the Offer.

   Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

     (a) The Company shall have performed in all material respects its covenants contained in Section 1.3 of this Agreement required to be performed on or prior to the Closing Date.

     (b) The Shareholders Agreement shall be in full force and effect.

     (c) The Option Agreement shall be in full force and effect.

     (d) The Company shall have performed in all material respects its covenants contained in Section 6.9 of this Agreement that are required to be performed on or prior to the Closing Date.

                                  ARTICLE VIII

   Section 8.1 Termination. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time before the Effective Time (except as otherwise provided), whether before or after the Shareholder Approval has been obtained, as follows:

     (a) by mutual written consent of each of the Company and Parent;

     (b) by any party, if Merger Sub shall not have accepted for payment any Company Common Shares pursuant to the Offer satisfying the Minimum Tender Condition prior to February 28, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
  Section 8.1(b) shall not be available to any party whose breach of this Agreement has been a principal reason the Offer has not been consummated by such date; and provided further, that either party, by written notice to the other party, may extend the aforementioned February 28, 2001 date to a date not later than April 30, 2001 if all conditions of the Offer other than those conditions set forth in subsection (f) of Exhibit A to this Agreement have been satisfied on or before February 28, 2001;

     (c) by any party, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the company Common Shares pursuant to the Offer or the Merger and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

     (d) by Parent, (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach individually or in the aggregate with other such breaches, would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A hereto and has not been or is incapable of being cured by the Company within 20 business days after its receipt of written notice thereof from Parent, or (ii) if any suit, action or proceeding described in paragraph (a) of Exhibit A hereto shall have prevailed and become final and nonappealable; by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement except for such failures that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the transactions contemplated hereby, including the Offer and the Merger, which breach or failure to perform has not been or is incapable of being cured by Parent within 20 business days after its receipt of written notice thereof from the Company;

     (f) by Parent, if the condition set forth in Section 7.1(a) has not been satisfied, unless Company Common Shares satisfying the Minimum Tender Condition have been tendered to Merger Sub;

     (g) by Parent, if (i) the Board of Directors shall or shall resolve to
  (A) either not recommend that the Shareholders accept the Offer or, if applicable, give the Shareholder Approval, (B) withdraw its

  Recommendation, (C) modify its Recommendation in a manner adverse to Parent or Merger Sub, (D) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Transaction (other than the Offer or the Merger) involving the Company or any of its Subsidiaries, or (E) take any action which would constitute a breach of Section 5.3(f), (ii) the Board of Directors shall have refused to affirm to Parent its Recommendation to the Shareholders that they accept the Offer and give the Shareholder Approval as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Parent, or (iii) a person shall have acquired more than 20% of the outstanding Company Common Shares; or

     (h) by the Company pursuant to, but only in compliance with, Section
  5.3.

   Section 8.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void (other than this Section 8.2) with no liability on the part of either party (or of any of its representatives);

   (b) Upon the happening of a Triggering Event, the Company shall pay to Parent (or to any Subsidiary of Parent designated in writing by Parent to the Company) the amount of $9,000,000 (the "Termination Fee"). "Triggering Event" means any one of the following:

     (i) a termination of this Agreement by Parent pursuant to Section 8.1(g)(i) or (ii);

     (ii) a termination of this Agreement by Parent pursuant to Section 8.1(d)(i) or 8.1(f) if any Acquisition Proposal is publicly proposed or announced on or after the date hereof and such Acquisition Proposal has not been publicly rejected by the Board of Directors; or

     (iii) a termination of this Agreement by the Company pursuant to Section 8.1(h); or

     (iv) if, within twelve months after a termination of this Agreement, any Acquisition Transaction is entered into, agreed to or consummated by the Company with a Person (other than Parent or Merger Sub) who made, or who is affiliated with any Person (other than Parent or Merger Sub) who made, (A) an Acquisition Proposal or (B) a statement of intent to pursue an Acquisition Transaction, either of which was publicly proposed or announced prior to a termination of this Agreement.

   Payment of the Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clauses (i) and (ii) of the definition of Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Triggering Event, or (3) on the earlier of (x) the date a contract is entered into with respect to an Acquisition Transaction or (y) the date an Acquisition Transaction is consummated, in the case of clause (iv) of the definition of Triggering Event. In no event shall more than one Termination Fee be payable by each party under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, upon receipt of the Termination Fee by Parent (or its designee), Parent and Merger Sub shall have no other or further claim or demand of any kind or nature whatsoever against the Company or any of its affiliates except for any claims or rights Parent may have under the Shareholders Agreement or the Option Agreement.

   (c) If the Company terminates this Agreement pursuant to Section 8.1(e), Parent shall pay to the Company as liquidated damages the sum of $9,000,000; and, notwithstanding any other provision of this Agreement to the contrary, upon receipt of such sum the Company shall have no other or further claim or demand of any kind or nature whatsoever against Parent, Merger Sub or any of their affiliates.

   (d) The parties acknowledge that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly amounts when due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for such amount (or any portion thereof), the non-paying party shall pay the costs and expenses (including reasonable attorneys fees) of the other party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

   Section 8.3 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Shareholder Approval has been obtained; provided that, after the purchase of Company Common Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Shareholder Approval, if required, has been obtained, there shall be made no amendment that by law requires further approval by the Shareholders of the parties without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Merger Sub's designees pursuant to Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Merger Sub's respective obligations under this Agreement.

                                   ARTICLE IX

   Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.8 and 6.9 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.5, 8.2 and this Article IX shall survive termination indefinitely.

   Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to the Company:

     MicroTouch Systems, Inc.
     300 Griffin Brook Park Drive
     Methuen, MA 01844
     Attention: Geoffrey P. Clear
     Telecopy No.: (978) 659-9050

     with a copy to:

     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
     One Financial Center
     Boston, MA 02111
     Attention: William T. Whelan, Esq.
     Telecopy No.: (617) 542-2241

     (b) if to Parent or Merger Sub:

     Minnesota Mining and Manufacturing Company
     Office of the General Counsel
     Building 220-14W-07
     St. Paul, MN 55144
     Attention: General Counsel
     Telecopy No.: (651) 736-9469
     with a copy to:

     Minnesota Mining and Manufacturing Company
     Office of the General Counsel
     Building 220-11E-02
     St. Paul, MN 55144
     Attention: Gregg Larson, Esq.
     Telecopy No.: (651) 736-9469

     with a further copy to:

     Dorsey & Whitney LLP
     Pillsbury Center South
     220 South Sixth Street
     Minneapolis, Minnesota 55402-1498
     Attention: John T. Kramer, Esq.
     Telecopy No.: (612) 340-8738

   Section 9.3 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "Material Adverse Effect" means any change, circumstance, event, effect or state of facts (x) that has or can reasonably be expected to have a material adverse effect on the business, operations, results of ongoing operations, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, having a value of not less than $600,000 individually or $3,000,000 in the aggregate (except as modified in Section 3.12), or the ability of the Company and its Subsidiaries to conduct their business after the closing consistent in all material respects with the manner conducted in the past, or (y) that will prevent or materially impair the Company's ability to consummate the Merger; provided, however, that a Material Adverse Effect will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from (i) changes in general business conditions in the input device industry or (ii) the public announcement by the Company or pendency of the Merger.

     (ii) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

     (iii) "Board of Directors" means the Board of Directors of the Company and includes any committee thereof.

     (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     (vi) "knowledge" of the Company with respect to any matter means actual knowledge of any of the Company's senior executive officers after reasonable investigation and due diligence. Such Persons and their respective areas of responsibility are set forth on Section 9.3 of the Company Disclosure Letter.

     (vii) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     (viii) "Subsidiary" of a Person means any corporation or other legal entity of which that Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock (or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity) is directly or indirectly owned or controlled by that Person (either alone or through or together with any other Subsidiary or Subsidiaries).

   (b) When a reference is made in this Agreement to Articles, Sections, Company Disclosure Letter or Exhibits, this reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

   Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

   Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.8 (Insurance; Indemnity), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

   Section 9.7 Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the express written consent of each of the other parties.

   Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or thereby.

   Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 9.10 Confidential Nature of Information. Between the date of this Agreement and the Effective Time the parties hereto will hold and will cause their respective officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, all documents and information furnished to such party by or on behalf of the other party in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                                          Minnesota Mining and Manufacturing
                                           Company

                                                    /s/ Ronald A. Weber
                                          By: ________________________________:
                                            Name: Ronald A. Weber
                                            Title: Executive Vice President,
                                                   Transportation, Graphics
                                                   and Safety Markets

                                                    /s/ Gregg M. Larson
                                          By: _________________________________
                                            Name: Gregg M. Larson
                                            Title: Assistant General Counsel;
                                                   Assistant Secretary

                                          Equinox Acquisition, Inc.

                                                    /s/ Ronald A. Weber
                                          By: _________________________________
                                            Name: Ronald A. Weber
                                            Title: Executive Vice President,
                                                   Transportation, Graphics
                                                   and Safety Markets

                                                     /s/ J.L. Yeomans
                                          By: _________________________________
                                            Name: J. L. Yeomans
                                            Title:Treasurer

                                          Microtouch Systems, Inc.

                                                  /s/ D. Westervelt Davis
                                          By: _________________________________
                                            Name: D. Westervelt Davis
                                            Title:President and Chief
                                             Executive Officer

                                                   /s/ Geoffrey P. Clear
                                          By: _________________________________
                                            Name: Geoffrey P. Clear
                                            Title: Vice President--Finance &
                                                   Administration, Chief
                                                   Financial Officer and
                                                   Treasurer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

   Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Company Common Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Common Shares tendered pursuant to the Offer and may postpone the acceptance for payment or payment for any Company Common Shares tendered, and, when permitted by the Agreement, amend or terminate the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Company Common Shares, together with Company Common Shares owned by Parent or Merger Sub, which would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options, convertible securities and any other rights to acquire Company Common Stock on the date of purchase) (the "Minimum Tender Condition"), and (ii) any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of Company Common Shares pursuant to the Offer or to the Merger and any other requisite waiting periods under any other applicable material competition, merger, control, antitrust or similar law or regulation shall have been terminated or shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Company Common Shares not theretofore accepted for payment or paid for, and, subject to this Agreement, may terminate or amend the Offer, immediately prior to the applicable expiration of the Offer, if any of the following conditions exists:

     (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any Company Common Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Company Common Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or to compel the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and Subsidiaries taken as a whole, or (iv) which otherwise is reasonably expected to have a Material Adverse Effect;

     (b) any Legal Restraint that has the effect of preventing the purchase of Company Common Shares pursuant to the Offer or the Merger shall be in effect;

     (c) except as set forth in the Company Disclosure Letter or in the SEC Reports, since September 30, 2000, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect;

     (d) the representation and warranty of the Company contained in Section
  3.3 of this Agreement shall not be true and correct in all material respects, or the other representations and warranties of the Company contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect, with respect to those representations and warranties that are not true and correct, to any limitation as to "materiality" or Material Adverse Effect set forth therein), individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

     (e) the Company shall have failed to perform in any respect any obligation required to be performed by it under this Agreement at or prior to the Termination Date, which failure would reasonably be expected to have a Material Adverse Effect;

     (f) Parent shall not have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement, other than any such consents, approvals, authorizations, qualifications and orders, the failure of which to obtain, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that the failure to obtain such consents, approvals, authorizations, qualifications or orders is not the result of a breach by Parent or Merger Sub of any of their covenants and other obligations set forth in this Agreement;

     (g) this Agreement shall have been terminated in accordance with its terms;

     (h) the Company Board shall have (A) withdrawn or modified or changed, in any manner adverse to Parent or Merger Sub, the Recommendation, (B) accepted, approved or recommended any Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing; or

     (i) there shall have occurred (i) any general suspension of trading in or on the Nasdaq National Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a decline of at least 30% (determined for any particular day as of the close of business for such day) in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date hereof, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the imposition of any limitation (whether or not mandatory) by any government or Governmental Entity, on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or any other national or international calamity directly involving the United States or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

which, in the sole discretion of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

   The terms in this Exhibit A that are defined in the attached Merger Agreement have the meanings set forth therein.

                                                                     APPENDIX B

                  [Letterhead of Broadview International LLC]

                                                              November 13, 2000

                                                                   CONFIDENTIAL

Board of Directors
MicroTouch Systems, Inc.
300 Griffin Brook Park Drive
Methuen, MA 01844

Dear Members of the Board:

   We understand that MicroTouch Systems, Inc. ("MicroTouch" or the "Company"), Minnesota Mining and Manufacturing Company ("3M" or the "Parent") and Equinox Acquisition, Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Parent will cause Merger Sub to make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock of MicroTouch (the "Company Common Shares") at a price per share of $21.00 (the "Offer Price") in cash, and subsequently merge with and into MicroTouch (the "Merger"). Pursuant to the Merger, each issued and outstanding Common Share not acquired in the Offer will be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer. The terms and conditions of the above described Offer and Merger (together, the "Transaction") are more fully detailed in the Agreement.

   You have requested our opinion as to whether the Offer Price is fair, from a financial point of view, to MicroTouch shareholders.

   Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to MicroTouch's Board of Directors and will receive a fee from MicroTouch upon the successful conclusion of the Transaction.

   In rendering our opinion, we have, among other things:

     1.) reviewed the terms of the Agreement in the form of the draft dated November 9, 2000 furnished to us by 3M's legal counsel on November 9, 2000 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed, except that, we have assumed with your permission, that the Offer Price is as defined above);

     2.) reviewed MicroTouch's annual report on Form 10-K for the fiscal year ended December 31, 1999, including the audited financial statements included therein, and MicroTouch's quarterly report on Form 10-Q for the quarter ended September 30, 2000, including the unaudited financial statements included therein;

     3.) reviewed certain internal financial and operating information relating to MicroTouch, including quarterly projections through December 31, 2001 and annual projections through December 31, 2002, prepared and furnished to us by MicroTouch management;

     4.) participated in discussions with MicroTouch management concerning the operations, business strategy, current financial performance and prospects for MicroTouch;

     5.) discussed with MicroTouch management its view of the strategic rationale for the Transaction;

     6.) reviewed the recent reported closing prices and trading activity for Company Common Shares;

     7.) compared certain aspects of the financial performance of MicroTouch with public companies we deemed comparable;

     8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

     9.) assisted in negotiations and discussions related to the Transaction among MicroTouch, 3M and their respective financial and legal advisors; and

     10.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by MicroTouch. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared, and reflected the best available estimates and good faith judgments of the management of MicroTouch as to the future performance of MicroTouch. We have neither made nor obtained an independent appraisal or valuation of any of MicroTouch's assets.

   Based upon and subject to the foregoing, we are of the opinion that the Offer Price is fair, from a financial point of view, to MicroTouch shareholders.

   For purposes of this opinion, we have assumed that MicroTouch is not currently involved in any material transaction other than the Transaction, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

   This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of MicroTouch in connection with its consideration of the Transaction and does not constitute a recommendation to any MicroTouch shareholder as to whether such shareholder should tender its shares in the Offer or as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Solicitation/Recommendation Statement on
Schedule 14D-9 and, if required, the Proxy Statement, in each case to be distributed to MicroTouch shareholders in connection with the Transaction.

                                          Sincerely,

                                             /s/ Broadview International LLC
                                          _____________________________________
                                               Broadview International LLC

                                                                      APPENDIX C

Sections 85 to 98 of Massachusetts Business Corporation Law

   85. Payment for Stock of Dissenting Stockholder. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

   86. Right of Appraisal. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

   87. Notice of Stockholders Meeting to Contain Statement as to Appraisal Rights. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section: "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

   88. Notice to Objecting Stockholder That Corporate Action Has Become Effective. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

   89. Demand for Payment by Objecting Stockholder. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

   90. Determination of Value of Stock by Superior Court. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

   91. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, Etc; Parties to Bill, Etc; Service of Bill on Corporation; Notice to Stockholder Parties, Etc. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

   92. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, Etc; Entry of Decree Determining Value of Stock; Date on Which Value is to be Determined. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

   93. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, Etc.; Court May Refer Bill, Etc., to Special Master to Hear Parties, Etc. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

   94. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, Etc.; Stockholder Parties May Be Required to Submit Their Stock Certificates for Notation Thereon of Pendency of Bill,
Etc. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

   95. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, Etc.; Taxation of Costs, Etc.; Interest on Award, Etc. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

   96. Stockholder Demanding Payment for Stock Not Entitled to Notice of Stockholders' Meetings or to Vote Stock or to Receive Dividends, Etc.; Exceptions. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:
(1) A bill shall not be filed within the time provided in section ninety; (2) A bill, if filed, shall be dismissed as to such stockholder; or (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action. Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

   97. Certain Shares Paid for by Corporation to Have Status of Treasury Stock, Etc. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

   98. Enforcement by Stockholder of Right to Receive Payment for His Shares to be Exclusive Remedy; Exception. The enforcement by stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.